UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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The Brink’s Company
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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The Brink’s Company 1801 Bayberry Court P.O. Box 18100 Richmond, VA 23226-8100

Thomas C. Schievelbein

Interim President and Chief Executive Officer

March 14, 2012

To Our Shareholders:

You are cordially invited to attend the annual meeting of shareholders of The Brink’s Company to be held at Troutman Sanders LLP, 1001 Haxall Point, 15th floor, Richmond, Virginia, on Friday, May 4, 2012, at 10:00 a.m., local time.

You will be asked to: (i) elect one director for a term of two years and three directors for a term of three years; (ii) cast an advisory vote to approve named executive officer compensation; and (iii) approve an independent registered public accounting firm for the fiscal year ending December 31, 2012.

It is important that you vote, and we urge you to complete, sign, date and return the enclosed proxy in the envelope provided.

Please note that brokers may not vote your shares on the election of directors or named executive officer compensation in the absence of your specific instructions as to how to vote. Whether or not you expect to attend the annual meeting in person, please complete, date and sign the enclosed proxy and return it in the enclosed envelope, which requires no additional postage if mailed in the United States.

We appreciate your prompt response and cooperation.

Sincerely,

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 4, 2012

Notice Is Hereby Given that the annual meeting of shareholders of THE BRINK’S COMPANY will be held on May 4, 2012, at 10:00 a.m., local time, at Troutman Sanders LLP, 1001 Haxall Point, 15th floor, Richmond, Virginia, for the following purposes:

1. To elect as directors the four nominees to the Board of Directors named in the accompanying proxy statement, one for a term expiring in 2014 and three for terms expiring in 2015.

2. To approve an advisory resolution relating to named executive officer compensation.

3. To approve the selection of KPMG LLP as the independent registered public accounting firm to audit the accounts of the Company and its subsidiaries for the fiscal year ending December 31, 2012.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 5, 2012 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting.

Please note that brokers may not vote your shares on the election of directors or the advisory vote on named executive officer compensation in the absence of your specific instructions as to how to vote. Whether or not you expect to attend the annual meeting in person, please complete, date and sign the enclosed proxy and return it in the enclosed envelope, which requires no additional postage if mailed in the United States. We appreciate your prompt response.

Michael J. McCullough

Secretary

March 14, 2012

The annual report to shareholders, including financial statements, is being mailed to shareholders of record as of the close of business on March 5, 2012, together with these proxy materials, commencing on or about March 19, 2012.

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on May 4, 2012.

•	The annual report to shareholders and proxy statement are available at http://www.brinks.com/ar/2011AnnualReport.pdf and http://www.brinks.com/py/2012ProxyStatement.pdf.

YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

THE BRINK’S COMPANY

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of The Brink’s Company (the “Company”) of proxies from holders of the Company’s common stock (“Brink’s Common Stock”), to be voted at the annual meeting of shareholders to be held on May 4, 2012, at 10:00 a.m., local time, at Troutman Sanders LLP, 1001 Haxall Point, 15th floor, Richmond, Virginia (and at any adjournment or postponement thereof), for the purposes set forth in the accompanying notice of such meeting.

The close of business on March 5, 2012 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting, and only shareholders of record at the close of business on that date will be entitled to vote at the meeting and any adjournment thereof. On March 5, 2012, the Company had outstanding 46,888,267 shares of Brink’s Common Stock, the holders thereof being entitled to one vote per share on all matters that the Board knows will be presented for consideration at the annual meeting.

This proxy statement and the accompanying form of proxy and annual report to shareholders are being mailed to shareholders of record as of the close of business on March 5, 2012, commencing on or about March 19, 2012. The mailing address of the principal executive office of the Company is 1801 Bayberry Court, P.O. Box 18100, Richmond, VA 23226-8100.

The election of directors, the advisory vote to approve named executive officer compensation and the selection of an independent registered public accounting firm are the only matters that the Board knows will be presented for consideration at the annual meeting. The shares of Brink’s Common Stock represented by proxies solicited by the Board will be voted in accordance with the recommendations of the Board on these matters unless otherwise specified in the proxy, and where the person solicited specifies a choice with respect to any matter to be acted upon, the shares of Brink’s Common Stock will be voted in accordance with the specification so made. As to any other business that may properly come before the annual meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the person voting the proxies.

The Company’s bylaws provide that the chairman of the annual meeting will determine the order of business and the voting and other procedures to be observed at the annual meeting. The chairman is authorized to declare whether any business is properly brought before the annual meeting, and business not properly brought before the annual meeting will not be transacted.

The enclosed proxy is revocable at any time prior to its being voted by filing an instrument of revocation or a duly executed proxy bearing a later time. A proxy may also be revoked by attendance at the annual meeting and voting in person. Attendance at the annual meeting will not by itself constitute a revocation.

Shareholder votes at the annual meeting will be tabulated by the Company’s transfer agent, American Stock Transfer & Trust Company.

CORPORATE GOVERNANCE

Board of Directors

The Board has the responsibility for establishing broad corporate policies and for the overall performance of the Company, exercising its good faith business judgment of the best interests of the Company. Members of the Board are kept informed of the Company’s business by various reports sent to them regularly, as well as by operating and financial reports made at Board and committee meetings by the interim President and Chief Executive Officer and other officers and members of management. During 2011, the Board met nine times.

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure

The Board does not have a policy on whether or not the role of the Chief Executive Officer and Chairman should be separate or, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. Michael Dan served as the Company’s Chairman of the Board, President and Chief Executive Officer from January 1999 until he stepped down as Chairman of the Board in November 2011 in anticipation of his retirement in December 2011. From November 2011 to December 2011, Thomas Schievelbein served as interim Executive Chairman, and Mr. Dan served as President and Chief Executive Officer. Since December 24, 2011, Murray Martin has served as the interim Non-Executive Chairman of the Board and Mr. Schievelbein has served as the interim President and Chief Executive Officer while the Board conducts a search for a permanent President and Chief Executive Officer. Both Messrs. Martin and Schievelbein have extensive experience serving as executives and directors of public companies, and the Board believes this is an appropriate leadership structure for the Company at this time.

In order to ensure that independent directors continue to play a leading role in the Company’s governance, the Board established in 2007 the position of a Lead Director in the Company’s Corporate Governance Policies. Mr. Martin currently serves as the Company’s Lead Director, in addition to serving as the interim Non-Executive Chairman. The Lead Director is elected by the independent directors and ensures that (i) the Board operates independently of management and (ii) directors and shareholders have an independent leadership contact. The Lead Director, who must satisfy the Company’s independence standards, has the following specific roles and responsibilities:

•	preside over meetings of the non-management and independent Board members and, as appropriate, provide prompt feedback to the Chief Executive Officer and Chairman;

•	together with the Chief Executive Officer and Chairman, and with input from the non-management and independent Board members, prepare the Board’s agenda;

•	serve as a point of contact between non-management and independent Board members and the Chief Executive Officer and Chairman to report or raise matters;

•	call executive sessions of the Board or of the non-management and independent Board members;

•	serve as a “sounding board” and mentor to the Chief Executive Officer and Chairman;

•	take the lead in assuring that the Board carries out its responsibilities in circumstances where the Chief Executive Officer and Chairman is incapacitated or otherwise unable to act; and

•	consult with the Chairman of the Compensation and Benefits Committee to provide performance feedback and compensation information to the Chief Executive Officer and Chairman.

The Board also has five standing committees: the Audit and Ethics Committee (the “Audit Committee”), the Compensation and Benefits Committee (the “Compensation Committee”), the Corporate Governance and Nominating Committee (the “Corporate Governance Committee”), the Finance and Strategy Committee (the “Finance Committee”) and the Executive Committee. Each committee has a separate chairperson and each of the Audit, Compensation, Corporate Governance and Finance Committees are composed solely of independent directors.

As part of the Board’s annual assessment process, the Board evaluates the Company’s board and committee structure to ensure that it remains appropriate for the Company. The Board recognizes that there may be circumstances in the future that would lead it to combine the roles of Chief Executive Officer and Chairman of the Board, but believes that the absence of a policy requiring either the separation or combination of the roles of Chairman and Chief Executive Officer provides flexibility to determine the best leadership structure for the Company.

Board of Directors’ Role in Risk Oversight

The Board is responsible for the Company’s risk oversight. In carrying out its risk oversight function, the Board has four standing committees: Audit, Compensation, Corporate Governance and Finance, that are each responsible for risk oversight within such committee’s area of responsibility and regularly report to the Board.

The Audit Committee charter provides that the Audit Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. As part of its responsibilities, the Audit Committee oversees the Company’s financial policies, including financial risk management. Management holds regular meetings that identify, discuss and assess financial risk from current macro-economic, industry and company-specific perspectives. As part of its regular reporting process, management reports and reviews with the Audit Committee the Company’s material financial risks, including (i) proposed risk factor and other public disclosures, and (ii) mitigation strategies and the Company’s internal controls over financial reporting. The Audit Committee also engages in regular periodic discussions with the Chief Financial Officer and other members of management regarding risks as appropriate.

Each of the other committees of the Board considers risks within its areas of responsibility as follows. The Compensation Committee considers any risks that may result from the Company’s executive compensation programs and has oversight responsibility over the Company’s review of all Company compensation policies and procedures to determine whether they present a significant risk. The Corporate Governance Committee considers risks relating to governance and management succession planning. The Finance Committee monitors the Company’s strategic direction, and it also has oversight of the Company’s credit facilities, rating agency interactions, and pension and savings plans. Each of the committees regularly reports to the Board.

Management is responsible for the Company’s risk management, including providing oversight and monitoring to ensure Company policies are carried out and processes are executed in accordance with the Company’s performance goals and risk tolerances. In addition, in 2011, the Board charged management with the responsibility of establishing an enterprise risk management (“ERM”) program to identify and address significant risks facing the Company, in response to which management has worked throughout 2011 to design and begin implementing an ERM program that will provide a consistent framework for identifying and managing those risks. Under the ERM program, a team of senior executives has prioritized identified risks and assigned an executive to address each major identified risk area and lead action plans to manage these risks. The Board provides oversight of the ERM program and reviews significant risks. The Board receives regular reports that identify top risks facing the Company and the mitigation measures in place for each risk.

The Company believes the current leadership structure of the Board supports the risk oversight functions described above by providing independent leadership at the committee level, with ultimate oversight by the full Board as led by Mr. Martin, as the interim Non-Executive Chairman of the Board and Lead Director, and by Mr. Schievelbein, as the interim President and Chief Executive Officer.

Political Contributions

It is not the Company’s practice to make financial or in-kind political contributions with corporate assets, even when permitted by applicable law. The Company complies with all applicable state and federal laws related to the disclosure of lobbying activities.

The Company administers, under federal and state election laws, The Brink’s Company Political Action Committee (“BPAC”), which is a non-partisan political action committee comprised of the Company’s managerial and professional U.S. employees who voluntarily pool their financial resources to support candidates who understand the general business interests of the Company and its employees. Except for administration expenses, BPAC is funded solely from contributions by the Company’s employees and is not supported by funds from the Company.

Executive Sessions of the Board of Directors

The non-management members of the Board meet regularly without management present. Mr. Martin, as Lead Director, presides over each meeting of the non-management and independent Board members.

Director Attendance at Meetings

During 2011, all incumbent directors attended at least 75% of the total number of meetings of the Board and of the committees of the Board on which they served.

Director Attendance at Annual Meeting

The Company has no formal policy with regard to Board members’ attendance at annual meetings. Six of the eight directors then in office attended the 2011 annual meeting of shareholders.

Board Independence

For a director to be deemed “independent,” the Board must affirmatively determine, in accordance with the listing standards of the New York Stock Exchange, that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. In making this determination, the Board has adopted the following categorical standards as part of its Corporate Governance Policies:

1.	A director who is, or has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years, an executive officer of the Company, is not independent. Employment as an interim Chairman, Chief Executive Officer or other executive officer will not disqualify a director from being considered independent following such employment.

2.	A director who has received or who has an immediate family member serving as an executive officer who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (excluding director and committee fees and pensions or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service), is not independent. Compensation received by a director for former service as an interim Chairman, Chief Executive Officer or other executive officer will not count toward the $120,000 limitation.

3.	(A) A director who is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) a director who has an immediate family member who is a current partner of such a firm; (C) a director who has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) a director who was or whose immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time, in any such instance ((A)-(D)) is not independent.

4.	A director who is or has been within the last three years, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee, is not independent.

5.	A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent.

The Board has affirmatively determined that Mrs. Alewine and Messrs. Boynton, Breslawsky, Hedgebeth, Herling, Martin and Turner are independent under the listing standards of the New York Stock Exchange and the categorical standards described above. Prior to his appointment as interim Executive Chairman in November 2011, the Board affirmatively determined that Mr. Schievelbein was independent under the listing standards of the New York Stock Exchange and the categorical standards described above. Prior to the expiration of his term as director at the 2011 annual meeting of shareholders, the Board affirmatively determined that Mr. Strang was independent under the listing standards of the New York Stock Exchange and the categorical standards described above.

Audit and Ethics Committee

The Audit Committee, established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), operates under a written charter, which is available as described under “Other Information—Availability of Documents.” The Audit Committee oversees the integrity of regular financial reports and other financial information provided by the Company to the Securities and Exchange Commission (the “SEC”) or the public, selects an independent registered public accounting firm subject to approval by shareholders at their annual meeting, confers with the Company’s independent registered public accounting firm to review the plan and scope of their proposed audit as well as their findings and recommendations upon the completion of the audit, and meets with the independent registered public accounting firm and with appropriate Company financial personnel and internal auditors regarding the Company’s financial risk oversight and its internal controls, practices and procedures. The Audit Committee also oversees the Company’s legal and business ethics compliance programs. The Audit Committee currently consists of Mr. Herling, as Chairman, and Messrs. Boynton and Martin. Mr. Schievelbein also served on the Audit Committee during 2011 until his appointment as interim Executive Chairman in November 2011. The Board has examined the composition of the Audit Committee and found the current members (and all former members during their service in 2011) to meet the independence requirements set forth in the listing standards of the New York Stock Exchange and in accordance with the Audit Committee charter. The Board has identified Mr. Martin as an “audit committee financial expert” as that term is defined in the rules promulgated by the SEC. The Board also identified Mr. Schievelbein as an “audit committee financial expert” in connection with his service on the Audit Committee. The Board has also determined that each of the members of the Audit Committee is financially literate as such term is interpreted by the Board in its business judgment. None of the Company’s Audit Committee members simultaneously serve on more than two other public company audit committees. The Audit Committee met ten times during 2011.

Procedures for Pre-Approval of Audit and Non-Audit Services.  The Audit Committee has adopted written procedures for pre-approving certain specific audit and non-audit services provided by the independent registered public accounting firm. The pre-approved services are described in detail under three categories: audit and audit-related, tax services and agreed upon procedures. Requests for services are reviewed by the Company’s Legal Department and Finance Department to ensure that they satisfy the requirements of the pre-approval policy. The Audit Committee is provided a detailed update of these audit and non-audit engagements at each regular meeting.

Procedures for Review and Approval of Related Person Transactions.  The Company has adopted a policy in the Audit Committee’s charter regarding the review and approval of related person transactions. In the event that the Company proposes to enter into a related person transaction, the transaction must be referred to the Audit Committee. The Audit Committee is required to review and approve each related person transaction and any disclosures that are required by Item 404 of Regulation S-K. The Audit Committee reviews each related person transaction on a case-by-case basis.

For purposes of this policy, a “related person transaction” has the same meaning as in Item 404 of Regulation S-K: a transaction, arrangement or relationship (or any series of related transactions, arrangements or relationships) in which the Company is, was or will be a participant and the amount involved exceeds $120,000 and in which any “related person” has, had or will have a direct or indirect material interest.

For purposes of this policy, a “related person” has the same meaning as in Item 404 of Regulation S-K: any person who was a director, a nominee for director or an executive officer of the Company during the Company’s preceding fiscal year (or an immediate family member of such a director, nominee for director or executive officer of the Company) or a beneficial owner of more than five percent of the outstanding Brink’s Common Stock (or an immediate family member of such owner).

Compensation and Benefits Committee

The Compensation Committee operates under a written charter, which is available as described under “Other Information—Availability of Documents.” The Compensation Committee is responsible for establishing and reviewing policies governing salaries and benefits, annual performance awards, incentive compensation and the terms and conditions of employment for the Chief Executive Officer, the other named executive officers and other senior executives. For a further discussion of the Compensation Committee, see “Compensation Discussion and Analysis—Process for Setting Executive Compensation.” The Compensation Committee currently consists of Mr. Turner, as Chairman, and Messrs. Hedgebeth and Herling. Mr. Strang also served on the Compensation Committee during 2011 until his term expired in May 2011, and Mr. Schievelbein served on the Compensation Committee during 2011 until his appointment as interim Executive Chairman in November 2011. The Board has examined the composition of the Compensation Committee and found the current members (and all former members during their service in 2011) to meet the independence requirements set forth in the listing standards of the New York Stock Exchange and in accordance with the Compensation Committee charter. The members of the Compensation Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act) and “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code). The Compensation Committee met six times during 2011.

In performing its responsibilities with respect to executive compensation decisions, the Compensation Committee receives information and support from the Company’s Human Resources Department and two nationally-recognized executive compensation consultants. For 2011, Frederic W. Cook & Co., Inc. (“FW Cook”) advised the Compensation Committee and Towers Watson served as executive compensation consultant to the Company. For more information with respect to the Compensation Committee’s compensation consultants, see “Compensation Discussion and Analysis” beginning on page 14.

Corporate Governance and Nominating Committee

The Corporate Governance Committee operates under a written charter, which is available as described under “Other Information—Availability of Documents.” The Corporate Governance Committee oversees the governance of the Company and recommends to the Board nominees for election as directors and officers of the Company, as well as reviewing the performance of incumbent directors in determining whether to recommend them to the Board for renomination. The Corporate Governance Committee currently consists of Mr. Breslawsky, as Chairman, Mrs. Alewine and Messrs. Hedgebeth and Turner. Mr. Strang also served on the Corporate Governance Committee during 2011 until his term expired in May 2011. The Board has examined the composition of the Corporate Governance Committee and found the current members (and all former members during their service in 2011) to meet the independence requirements set forth in the listing standards of the New York Stock Exchange and in accordance with the Corporate Governance Committee charter. The Corporate Governance Committee met five times during 2011.

Director Compensation

It is the responsibility of the Corporate Governance Committee to recommend to the Board any changes in Board compensation. For a discussion of the process for determining Board compensation and elements of the compensation of the Board, see “Director Compensation” beginning on page 57.

Finance and Strategy Committee

The Finance Committee monitors the Company’s strategic direction, recommends to the Board dividend and other actions and policies regarding the financial affairs of the Company, and is responsible for oversight of the Company’s Pension-Retirement Plan and 401(k) Plan and any similar plans that may be maintained from time to time by the Company. The Finance Committee also has general oversight responsibility for pension plans maintained by foreign and other subsidiaries of the Company. The Finance Committee has authority to adopt amendments to the Company’s Pension-Retirement Plan, Pension Equalization Plan and 401(k) Plan. In carrying out these responsibilities, the Finance Committee coordinates with the appropriate financial, legal and administrative personnel of the Company, including the Company’s Oversight Committee (a committee of senior management with shared responsibility over certain of the Company’s retirement plans), as well as outside experts retained in connection with the administration of those plans. The Finance Committee currently consists of Mrs. Alewine, as Chairwoman, and Messrs. Boynton, Breslawsky and Martin, none of whom is an officer or employee of the Company or any of its subsidiaries. The Finance Committee met seven times during 2011.

Executive Committee

The Executive Committee of the Board may exercise substantially all the authority of the Board during the intervals between the meetings of the Board. The Executive Committee currently consists of Mr. Martin, as interim Non-Executive Chairman, and all other directors, except that a quorum of the Executive Committee consists of one-third of the number of members of the Executive Committee, three of whom must not be employees of the Company or any of its subsidiaries. The Executive Committee did not meet during 2011.

Director Nominating Process

The Corporate Governance Policies and the Corporate Governance Committee charter contain information concerning the responsibilities of the Corporate Governance Committee with respect to identifying and evaluating director candidates. Both the Corporate Governance Policies and the Corporate Governance Committee charter are available as described under “Other Information—Availability of Documents.”

The Corporate Governance Committee’s charter provides that the Corporate Governance Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations to the

Corporate Governance Committee through the method described below under “Communications with Non-Management Members of the Board of Directors.” In accordance with the Company’s bylaws, any shareholder of record entitled to vote for the election of directors at the applicable meeting of shareholders may nominate persons for election to the Board, if such shareholder complies with the notice procedures set forth in the bylaws and summarized in the section of this proxy statement entitled “Other Information—Shareholder Proposals and Director Nominations.”

The Corporate Governance Committee evaluates all director candidates in accordance with the director membership criteria described in the Corporate Governance Policies. The Corporate Governance Committee evaluates any candidate’s qualifications to serve as a member of the Board based on the skills and characteristics of individual Board members as well as the composition of the Board as a whole. In addition, while there is not specific weight given to any one factor, the Corporate Governance Committee will evaluate a candidate’s business experience, diversity, international background, the number of other directorships held and leadership capabilities, along with any other skills or experience that would be of assistance to management in operating the Company’s business. The Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees.

It also is important to the Corporate Governance Committee that the Board works together in a cooperative fashion. When considering a director standing for re-election as a nominee, in addition to the attributes described above, the Corporate Governance Committee also considers that individual’s past contribution and future commitment to the Company. The Corporate Governance Committee evaluates the totality of the merits of each prospective nominee that it considers and does not restrict itself by establishing minimum qualifications or attributes. Additionally, the Corporate Governance Committee will continue to populate the Board with a sufficient number of independent directors to satisfy the New York Stock Exchange listing standards and SEC requirements. The Corporate Governance Committee will also ensure that the Board, and consequently the Audit Committee, will have at least three independent members that satisfy the New York Stock Exchange financial and accounting experience requirements and at least one member who qualifies as an audit committee financial expert.

The Corporate Governance Committee employs several methods for identifying and evaluating director nominees. The Corporate Governance Committee periodically assesses whether any vacancies on the Board are expected due to retirement or otherwise and, in the event that vacancies are anticipated, the Committee considers possible director candidates. The Corporate Governance Committee has used professional search firms to identify candidates based upon the director membership criteria described in the Corporate Governance Policies.

After completing potential director nominees’ evaluations, the Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Corporate Governance Committee. There is no difference in the manner by which the Corporate Governance Committee evaluates prospective nominees for director based upon the source from which the individual was first identified.

Reginald D. Hedgebeth, who was elected by the Board as a director effective July 11, 2011, was evaluated as a candidate for the Board at the suggestion of one of the non-management directors. Based on its own review of this candidate, the Corporate Governance Committee recommended to the Board the election of Mr. Hedgebeth as a director and his nomination for election by Company shareholders.

The Company did not receive any notice of a director candidate recommended by a shareholder or group of shareholders owning more than 5% of the Company’s voting common stock for at least one year as of the date of recommendation on or prior to November 19, 2011, the date that is 120 days before the anniversary date of the prior year’s proxy statement.

Communications with Non-Management Members of the Board of Directors

The Company’s Corporate Governance Policies set forth a process by which shareholders and other interested third parties can send communications to the non-management members of the Board. When interested third parties have concerns, they may make them known to the non-management directors by communicating via written correspondence sent by U.S. mail attention “Lead Director” at the Company’s Richmond, Virginia address. All such correspondence is provided to the Lead Director at, or prior to, the next executive session held at a regular Board meeting.

PROPOSALS OF THE BOARD

Holders of Brink’s Common Stock will have one vote per share. Absent voting instructions from a shareholder, a broker may or may not vote shares held in “street name” (“Brokers’ Shares”) in its discretion depending on the proposals before the meeting. Under the rules of the New York Stock Exchange, a broker may vote Brokers’ Shares in its discretion on “routine matters,” but a broker may not be able to vote on proposals that are not considered “routine.” When a proposal is a non-routine matter and the broker has not received voting instructions with respect to that proposal, the broker cannot vote on that proposal. This is commonly called a “broker non-vote.”

In order for the meeting to be conducted, a majority of the outstanding shares of Brink’s Common Stock as of the record date must be present in person or represented by proxy at the annual meeting. This is referred to as a quorum. Abstentions, withheld votes and voted Brokers’ Shares are included in determining the number of votes present. Brokers’ Shares that are not voted on any matter will not be included in determining whether a quorum is present.

The following proposals are expected to be presented to the annual meeting.

Proposal No. 1—Election of Directors. In order to be elected, each nominee for director must receive a plurality of the votes cast by those present in person or represented by proxy at the meeting and entitled to vote thereon. A broker may not vote Brokers’ Shares with respect to the election of the nominees for director in the absence of specific instructions as to how to vote because under the rules of the New York Stock Exchange, the election of directors is not considered a “routine” matter. Abstentions, withheld shares and Brokers’ Shares that are not voted on this proposal will not be included in determining the number of votes cast and will not affect the outcome of the vote.

The Company has adopted a director resignation policy in its Corporate Governance Policies that provides that any nominee for director in an uncontested election who receives a greater number of shareholder votes “withheld” from his or her election than votes “for” his or her election must promptly tender his or her resignation to the Board. The Corporate Governance Committee will then evaluate the best interests of the Company and will recommend to the Board whether to accept or reject the tendered resignation. Following the Board’s determination, the Company will disclose the Board’s decision of whether or not to accept the resignation and an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the resignation. All of these procedures will be completed within 90 days of certification of the shareholder vote. THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE FOUR NOMINEES NAMED IN THIS PROXY STATEMENT FOR ELECTION AS DIRECTORS.

Proposal No. 2—Advisory Vote to Approve Named Executive Officer Compensation. This vote is advisory and it will not be binding upon the Company, the Board or the Compensation Committee. The Board and the Compensation Committee value the opinions of shareholders, however, and will consider the outcome of the vote when making future executive compensation decisions as they deem appropriate. The approval of this proposal requires that the votes cast in favor of the proposal exceed the number of votes cast against the proposal. A broker may not vote Brokers’ Shares with respect to this proposal in the absence of specific instructions as to how to vote because under the rules of the New York Stock Exchange, this proposal is not considered a “routine” matter. Abstentions and Brokers’ Shares that are not voted on this proposal will have no effect on the proposal. THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE NON-BINDING RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION.

Proposal No. 3—Approval of the Selection of an Independent Registered Public Accounting Firm. In order for the proposal to pass, it must receive more votes cast in favor of such proposal by holders of the shares present in person or represented by proxy at the meeting and entitled to vote thereon than votes cast in opposition to such proposal by such holders. A broker may vote Brokers’ Shares with respect to this proposal in the absence of specific instructions as to how to vote because under the rules of the New York Stock Exchange, this proposal is considered a “routine” matter. Abstentions and Brokers’ Shares that are not voted on this proposal will have no effect on the proposal. THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

In accordance with the Company’s Amended and Restated Articles of Incorporation and bylaws, the Board is divided into three classes, with the term of office of one of the three classes of directors expiring each year and with each class being elected for a three-year term.

The Corporate Governance Committee has recommended, and the Board has approved, the following nominees for election as directors: Mr. Hedgebeth, for a two-year term expiring in 2014, and Mrs. Alewine and Messrs. Herling and Schievelbein, each for a three-year term expiring in 2015. Mrs. Alewine and Messrs. Hedgebeth, Herling and Schievelbein presently serve as directors. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. Unless otherwise specified, all proxies will be voted in favor of Mrs. Alewine and Messrs. Hedgebeth, Herling and Schievelbein for election as directors of the Company.

The Board has no reason to believe that any of the nominees are not available or will not serve if elected. If any of them should become unavailable to serve as a director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be properly nominated.

Set forth below is information concerning the age, principal occupation, employment, directorships during the past five years, and other positions with the Company of each nominee and director, the year in which he or she first became a director of the Company and his or her term of office as a director. Also set forth below is a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that each nominee and director should serve as a director, in light of the Company’s business and structure.

NOMINEE FOR ELECTION AS DIRECTOR FOR A TWO-YEAR TERM EXPIRING IN 2014

• Compensation Committee • Corporate Governance Committee • Executive Committee	REGINALD D. HEDGEBETH, 44, is General Counsel and Chief Ethics & Compliance Officer for Spectra Energy Corp, a natural gas infrastructure company with natural gas gathering and processing, transmission and storage and distribution operations throughout North America, and has held that position since March 2009. From July 2005 to March 2009, he served as Senior Vice President, General Counsel and Secretary of Circuit City Stores, Inc., which filed for Chapter 11 bankruptcy protection in 2008 and was subsequently liquidated in 2009. Mr. Hedgebeth has extensive experience in legal and compliance matters, including securities, corporate governance, ethics, business development and financing, intellectual property and government regulatory matters, through his work for Spectra Energy Corp and Circuit City Stores, Inc., as well as executive-level experience in government relations and advocacy, internal controls, strategy, risk management and corporate restructuring. Mr. Hedgebeth has been a director of The Brink’s Company since 2011.

NOMINEES FOR ELECTION AS DIRECTORS FOR A THREE-YEAR TERM EXPIRING IN 2015

• Corporate Governance Committee • Finance Committee (Chair) • Executive Committee	BETTY C. ALEWINE, 63, is the retired President and Chief Executive Officer of COMSAT Corporation, a provider of global satellite services and digital networking services and technology. Mrs. Alewine served as President and Chief Executive Officer of COMSAT from 1996 until August 2000, when the company was acquired by Lockheed Martin Corporation. She served as President of COMSAT’s largest operating unit from 1994 to 1996. Mrs. Alewine currently serves as a director of New York Life Insurance Company and Rockwell Automation, Inc. Mrs. Alewine has chief executive officer experience through her leadership of COMSAT Corporation, and executive-level experience with international business operations, strategic business development, technology and sales and marketing. She has also gained experience and knowledge through her service on the boards of directors of other companies and the Company’s Board of Directors in finance, audit, risk oversight and corporate governance matters. Mrs. Alewine has been a director of The Brink’s Company since 2000.

• Audit Committee (Chair) • Compensation Committee • Executive Committee	MICHAEL J. HERLING, 54, is a founding partner of Finn Dixon & Herling LLP, a law firm that provides corporate, transactional, securities, investment management, lending, tax, executive compensation and benefits and litigation counsel, and has held that position since 1987. He currently serves as a member of the Board of Directors of DynaVox Inc. and a member of the Board of Trustees of Colgate University. Mr. Herling has extensive legal experience representing corporate and institutional clients and their boards of directors with a focus on strategic initiatives and complex transactions such as mergers and acquisitions, securities offerings and financings, as well as experience in corporate governance, risk oversight, audit, management and executive compensation matters. Mr. Herling has been a director of The Brink’s Company since 2009.

• Executive Committee	THOMAS C. SCHIEVELBEIN, 58, is the interim President and Chief Executive Officer of the Company and has held that position since December 2011, prior to which he served as the interim Executive Chairman of the Company from November 2011 to December 2011. He is the retired President of Northrop Grumman Newport News, a subsidiary of the Northrop Grumman Corporation, a global defense company, and has been a business consultant since November 2004. Mr. Schievelbein served as President of Northrop Grumman Newport News from November 2001 until his retirement in November 2004. From October 1995 to October 2001, he served as Executive Vice President and Chief Operating Officer of Newport News Shipbuilding, Inc. Mr. Schievelbein currently serves as a director of Huntington Ingalls Industries, Inc., McDermott International, Inc. and New York Life Insurance Company. Mr. Schievelbein has executive-level operational, business technology development and risk mitigation and control experience through his leadership of Northrop Grumman Newport News and Newport News Shipbuilding, Inc. Through his service on other boards of directors and the Company’s Board of Directors, Mr. Schievelbein has also gained knowledge and experience in executive compensation, audit, risk oversight and corporate governance matters. Mr. Schievelbein has been a director of The Brink’s Company since 2009.

CONTINUING DIRECTORS

• Audit Committee • Finance Committee • Executive Committee	PAUL G. BOYNTON, 47, is the President and Chief Executive Officer of Rayonier Inc., an international forest products company with core businesses in timber, real estate and performance fibers. Prior to his election to his current position in January 2012, he served as President and Chief Operating Officer of Rayonier Inc. from October 2010 to December 2011, Executive Vice President, Forest Resources and Real Estate, from November 2009 to September 2010 and Senior Vice President, Performance Fibers and Wood Products, from January 2008 to October 2009. He joined Rayonier Inc. in 1999 as Director of Performance Fibers Marketing and Sales, was named Vice President, Performance Fibers Marketing and Sales in 1999, and was Senior Vice President, Performance Fibers from July 2002 to December 2007. Prior to Rayonier Inc., Mr. Boynton served as a Global Brand Manager at 3M Corporation where he was employed from 1990 to 1999. He currently serves as a director of Rayonier Inc. and the National Alliance of Forest Owners and is a member of the Board of Governors of the National Council for Air and Stream Improvement. Mr. Boynton has executive-level international business operations experience through his work for Rayonier Inc., as well as experience in strategic business development, risk management and sales and marketing. Mr. Boynton has been a director of The Brink’s Company since 2010. His current term as a director of the Company expires in 2013.

• Corporate Governance Committee (Chair) • Finance Committee • Executive Committee	MARC C. BRESLAWSKY, 69, is the retired Chairman and Chief Executive Officer of Imagistics International Inc., a company engaged in direct sales, service and marketing of enterprise office imaging and document solutions. Mr. Breslawsky served as Chairman and Chief Executive Officer of Imagistics International Inc. from 2001 until 2005, when the company was acquired by Océ N.V. From 1996 to 2001, he was President and Chief Operating Officer of Pitney Bowes Inc., and Vice Chairman from 1994 to 1996. Mr. Breslawsky currently serves as a director of C.R. Bard, Inc. and, during the past five years, Mr. Breslawsky has also served as a director of Océ Holdings USA Inc. (a subsidiary of Océ N.V.), UIL Holdings Corporation and The United Illuminating Company. Mr. Breslawsky has chief executive officer experience through his leadership of Imagistics International Inc., an extensive knowledge of finance and accounting matters and executive-level experience leading international business operations. He has also gained experience and knowledge through his service on the boards of directors of other publicly-traded companies and the Company’s Board of Directors in corporate governance, audit and risk oversight matters. Mr. Breslawsky has been a director of The Brink’s Company since 1999. His current term as a director of the Company expires in 2014.

• Audit Committee • Finance Committee • Executive Committee	MURRAY D. MARTIN, 64, is the interim Non-Executive Chairman of the Company and has held that position since December 2011. He also serves as the Company’s Lead Director, a position he has held since May 2009. He is the Chairman, President and Chief Executive Officer of Pitney Bowes Inc., a provider of integrated mailstream solutions, and has held that position since January 2009. Prior to his current position, Mr. Martin served as President and Chief Executive Officer of Pitney Bowes Inc. from May 2007 to December 2008 and President and Chief Operating Officer of Pitney Bowes Inc. from October 2004 to May 2007. From January 2001 to October 2004, he served as Executive Vice President and Group President of Global Mailstream Solutions, a division of Pitney Bowes Inc. From January 1998 to January 2001, he was President of Pitney Bowes International. Mr. Martin currently serves as a director of Pitney Bowes Inc. Mr. Martin has chief executive officer experience through his leadership of Pitney Bowes Inc., as well as executive-level operational experience leading a multi-national company with a significant international presence. Through his service on the board of directors of another publicly-traded company and the Company’s Board of Directors, Mr. Martin has gained experience and knowledge in audit, finance, strategic planning, risk oversight and corporate governance matters. Mr. Martin has been a director of The Brink’s Company since 2005. His current term as a director of the Company expires in 2013.

• Compensation Committee (Chair) • Corporate Governance Committee • Executive Committee	RONALD L. TURNER, 65, is the retired Chairman, President and Chief Executive Officer of Ceridian Corporation, an information services company that provides outsourcing services to the human resources, transportation and retail markets, and operates in the U.S., Canada and Europe. Mr. Turner served as Chairman, President and Chief Executive Officer of Ceridian Corporation from January 2000 until his retirement in October 2006; Chief Operating Officer from April 1998 to January 2000; and Executive Vice President of Operations from March 1997 to April 1998. During the past five years, Mr. Turner has served as a director of Circuit City Stores, Inc. Mr. Turner has chief executive officer experience, technology and operations expertise and extensive experience and knowledge of strategic planning and business development through his leadership of Ceridian Corporation. He has also gained significant experience and knowledge through his service on the boards of directors of other publicly-traded companies and the Company’s Board of Directors in executive compensation, finance, risk oversight and corporate governance matters. Mr. Turner has been a director of The Brink’s Company since 2002. His current term as a director of the Company expires in 2013.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE

FOR THE FOUR NOMINEES NAMED IN THIS PROXY STATEMENT FOR ELECTION AS DIRECTORS.

STOCK OWNERSHIP

Based in part on information furnished by each nominee, director and executive officer named in the Summary Compensation Table, the number of shares of Brink’s Common Stock beneficially owned by them at January 13, 2012, was as follows:

Name of Individual or Identity of Group	Number of Shares Beneficially Owned(a)	Percent of Class*	Number of Units Owned(b)(c)
Mrs. Alewine	36,018	*	26,144
Mr. Boynton	–	*	7,886
Mr. Breslawsky	37,818	*	27,847
Mr. Dan	955,886	2.04%	615,076
Mr. Dziedzic	38,557	*	50,218
Mr. Hedgebeth	–	*	–
Mr. Herling	–	*	11,355
Mr. Lennon (d)	245,414	*	154,622
Mr. Marshall	48,212	*	27,262
Mr. Martin (e)	22,198	*	15,374
Mr. Rokosz	127,724	*	36,563
Mr. Schievelbein	4,610	*	11,609
Mr. Turner	28,570	*	20,393
13 directors and executive officers as a group	1,545,007	3.30%	1,004,349

*	Based on the number of shares outstanding as of March 5, 2012. Except as otherwise noted, the named individuals have sole voting and investment power with respect to such shares of Brink’s Common Stock. None of such individuals beneficially owns more than 1% of the outstanding Brink’s Common Stock, unless otherwise noted above.

(a)	Includes shares of Brink’s Common Stock that could be acquired within 60 days after January 13, 2012, upon the exercise of options granted pursuant to the Company’s stock option plans, as follows:

Mrs. Alewine	33,194
Mr. Boynton	–
Mr. Breslawsky	33,194
Mr. Dan	699,647
Mr. Dziedzic	13,334
Mr. Hedgebeth	–
Mr. Herling	–
Mr. Lennon	196,889
Mr. Marshall	37,936
Mr. Martin	14,698
Mr. Rokosz	127,724
Mr. Schievelbein	–
Mr. Turner	28,570
13 directors and executive officers as a group	1,185,186

(b)	Mr. Schievelbein and each non-employee director also hold units representing shares of Brink’s Common Stock that have been credited to his or her account on or prior to January 13, 2012, under (i) the Non-Employee Directors’ Equity Plan (“Deferred Stock Units”), which will be settled in Brink’s Common Stock on a one-for-one basis six months after a director’s separation from service on the Board, and (ii) the Directors’ Stock Accumulation Plan (“DSAP Units”), which will be settled in Brink’s Common Stock on a one-for-one basis after a director’s separation from service on the Board, as follows:

	Deferred Stock Units	DSAP Units	Total
Mrs. Alewine	10,589	15,555	26,144
Mr. Boynton	5,889	1,997	7,886
Mr. Breslawsky	10,589	17,258	27,847
Mr. Hedgebeth	–	–	–
Mr. Herling	8,408	2,947	11,355
Mr. Martin	10,589	4,785	15,374
Mr. Schievelbein	8,408	2,947	11,355
Mr. Turner	10,589	9,804	20,393

These units are not included in the number of shares beneficially owned by such persons. For additional information about the Deferred Stock Units and the DSAP Units, see “Director Compensation.”

(c)	Each named executive officer also holds units representing shares of Brink’s Common Stock that have been credited to his account on or prior to January 13, 2012, under (i) the Key Employees’ Deferred Compensation Program (“Deferred Compensation Units”), which will be settled in Brink’s Common Stock on a one-for-one basis six months after the individual’s separation from service, and (ii) the 2005 Equity Incentive Plan (“Restricted Stock Units”), which will be settled in Brink’s Common Stock on a one-for-one basis after a vesting period, as follows:

	Deferred Compensation Units	Restricted Stock Units	Total
Mr. Dan	552,979	62,097	615,076
Mr. Dziedzic	17,271	32,947	50,218
Mr. Lennon	138,913	15,709	154,622
Mr. Marshall	15,395	11,867	27,262
Mr. Rokosz	25,463	11,100	36,563
Mr. Schievelbein	254	–	254

These units are not included in the number of shares beneficially owned by such persons. For additional information about the Deferred Compensation Units and the Restricted Stock Units, see “Nonqualified Deferred Compensation” and “Grants of Plan-Based Awards.”

(d)	Includes 48,525 shares of Brink’s Common Stock held jointly by Mr. Lennon with his wife.

(e)	Includes 7,500 shares of Brink’s Common Stock held by Mr. Martin in a grantor retained annuity trust.

The following table sets forth the only persons known to the Company to be deemed beneficial owners of five percent or more of the outstanding Brink’s Common Stock as of the dates set forth in the footnotes to the table:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Allianz Global Investors Capital LLC	2,678,003	(a)	5.7	%(a)
600 West Broadway, Suite 2900 San Diego, CA 92101
NFJ Investment Group LLC
2100 Ross Avenue, Suite 700 Dallas, TX 75201

BlackRock, Inc.	3,239,332	(b)	6.92	%(b)
40 East 52nd Street New York, NY 10022

GAMCO Asset Management Inc.	2,463,164	(c)	5.26	%(c)
Gabelli Funds, LLC
Teton Advisors, Inc.
Mario J. Gabelli
One Corporate Center Rye, NY 10580

Michael W. Cook Asset Management, Inc.	2,918,380	(d)	6.24	%(d)
d/b/a SouthernSun Asset Management 6070 Poplar Avenue, Suite 300 Memphis, TN 38119

(a)	Based solely on Amendment No. 2 to a report on Schedule 13G filed with the SEC on February 13, 2012 by Allianz Global Investors Capital LLC (“AGIC”), a parent holding company in accordance with Section 240.13d-1(b)(ii)(G) of the Exchange Act, and its subsidiary, NFJ Investment Group LLC (“NFJ”), each an investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E) of the Exchange Act, AGIC had sole voting power over no shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over no shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock and NFJ had sole voting power over 2,651,203 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 2,678,003 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock.

(b)	Based solely on Amendment No. 1 to a report on Schedule 13G filed with the SEC on February 13, 2012 by BlackRock, Inc. (“BlackRock”), a parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G) of the Exchange Act, BlackRock had sole voting power over 3,239,332 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 3,239,332 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock.

(c)

Based solely on a report on Schedule 13D filed with the SEC on February 13, 2012, by Mario J. Gabelli, an individual who controls or acts as chief investment officer for various entities engaged in the securities business (“Mario Gabelli”), on behalf of himself and certain of those entities, namely GAMCO Asset Management Inc. (“GAMCO”), a New York corporation and an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), Gabelli Funds, LLC (“Gabelli Funds”), a New York limited liability company and an investment adviser registered under the Advisers Act, and Teton Advisors, Inc. (“Teton Advisors”), a Delaware corporation and an investment adviser registered under the Advisers Act, GAMCO had sole voting power over 1,710,137 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 1,799,637 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock, Gabelli Funds had sole voting power over 656,027 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 656,027 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock, Teton Advisors had sole voting power over 2,000 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 2,000 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock and Mario Gabelli had sole voting power over 5,500 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 5,500 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock.

(d)	Based solely on a report on Schedule 13G filed with the SEC on February 10, 2012 by Michael W. Cook Asset Management, Inc. (d/b/a SouthernSun Asset Management) (“SouthernSun”), an investment adviser registered under the Advisers Act, SouthernSun had sole voting power over 2,523,400 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 2,918,380 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Compensation Philosophy

The Company is the world’s premier provider of secure transportation and cash management services. The Company serves customers in over 100 countries and has over 70,000 employees worldwide. The Company’s compensation program for executives, including the named executive officers in this proxy statement, is structured to implement the following objectives:

•	Competitive Positioning: Attract and retain the executive talent required to achieve Company goals through a market-competitive total remuneration package.

•	Pay-for-Performance: Link compensation to Company and individual performance over both the short- and long-term.

•

Shareholder Alignment: Align the interests of executives and shareholders through the use of (i) Company stock in incentive compensation, (ii) incentive compensation goals designed to increase long-term shareholder value and (iii) guidelines for executive ownership of Company stock.

The Compensation Committee establishes targeted executive compensation levels at or near the market median, with actual compensation being paid at either higher or lower levels as appropriate depending on Company and individual performance that contributes to the accomplishment of these objectives, in order to incentivize strong performance, align the interests of the Company’s executives with those of the shareholders, and attract and retain valuable management professionals.

Program Components

Each of the components of the executive compensation program is summarized in the table titled “Program Components” on page 17. The main components of the Company’s executive compensation program used by the Compensation Committee to implement the objectives outlined above are:

•	Base salary, which is fixed cash compensation reflecting competitive market analysis, role, responsibilities, skills and experience.

•	Annual cash incentives, which are paid under the Key Employees Incentive Plan (“KEIP”) only after a rigorous evaluation of whether Company financial, unit and individual goals have been accomplished.

•	Long-term incentives, which motivate and reward Company financial performance over a sustained period, align executive and shareholder interests and encourage retention, and comprise:

•	cash incentives paid under the Management Performance Improvement Plan (“MPIP”) based on achievement of financial performance goals over a three-year period; and

•	options and restricted stock units granted under the 2005 Equity Incentive Plan (the “2005 Equity Plan”).

2011 Chief Executive Officer Transition and Named Executive Officers

Thomas Schievelbein, the Company’s current interim President and Chief Executive Officer, was serving in this position at the end of 2011. The Compensation Committee determined to pay Mr. Schievelbein monthly cash and stock compensation with an annualized value of $3 million for the interim President and Chief Executive Officer role. The Compensation Committee’s process for determining Mr. Schievelbein’s compensation, as well as its components, are discussed below.

The Company’s other named executive officers in 2011 were Michael Dan, former President, Chief Executive Officer and Chairman of the Board, Joseph Dziedzic, Vice President and Chief Financial Officer, Ronald Rokosz, Vice President – International, Frank Lennon, Vice President and Chief Administrative Officer, and McAlister Marshall, II, Vice President and General Counsel.

2011 Operational Highlights

2011 was a year of revenue growth for the Company, partially driven by added revenue from recently-acquired operations in Mexico and Canada as well as organic improvement. 2011 non-GAAP segment operating profit exceeded 2010 results but was flat on an organic basis as the result of improvement in Latin America operations being offset by lower North America results and higher global security costs. The increase in non-GAAP segment operating profit was due primarily to the effects of acquisitions in Mexico and Canada, a business exit in Belgium and favorable currency. 2011 non-GAAP earnings per share of $1.90 decreased versus 2010 as improvement in the Company’s segment operating profit was offset by an increase in non-segment expenses, interest expense, income attributable to noncontrolling interests and income taxes. Year-over-year results for revenue, segment operating profit and earnings per share were as follows:

(in millions, except earnings per share)	2011	2010
Revenue	$3,886	$3,122
Segment Operating Profit*	247	225
Earnings per share from continuing operations*	1.90	1.99

*	Non-GAAP financial measure. For more information about these results, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

While 2011 revenue results exceeded internal expectations, non-GAAP segment operating profit and earnings per share results did not meet internal expectations due to the performance of operations in North America. The performance-based compensation paid to the named executive officers (other than Messrs. Schievelbein and Dan, whose compensation is discussed below) reflected these Company results. While satisfied with the top-line growth, the Compensation Committee determined after reviewing the profitability results after year-end that overall Company performance merited 2011 annual incentive plan (KEIP) payouts below targeted levels. Payouts under the Company’s long term cash incentive plan (MPIP) were substantially below target levels. The Compensation Committee’s review process and the payout amounts under each of these plans are discussed below.

Recent Compensation Program Developments

The Compensation Committee recently implemented the following key executive compensation program initiatives:

•	Outreach efforts to the Company’s largest shareholders to seek input on the executive compensation program following the 2011 say-on-pay vote;

•	Significant revisions to the annual incentive plan (KEIP), beginning in 2012, to further increase the alignment between pay and Company performance:

•	the inclusion of financial performance formula requirements for payments to the named executive officers who are “covered employees” under Section 162(m) of the Internal Revenue Code; and

•	tying allowable payouts for named executive officers exclusively to annual Company non-GAAP Segment Operating Profit performance versus a pre-established goal;

•	A comprehensive review of the executive compensation program with the assistance of two nationally-recognized outside compensation consultants;

•

Implementation of change in control agreements that reduced termination payments to two times salary and average annual bonus and eliminated excise tax gross up provisions for named executive officers;

•	Adoption of a compensation recoupment policy that applies to cash-based and equity-based incentive compensation;

•	A substantial reduction of the perquisites and other personal benefits to the named executive officers; and

•	A comprehensive review of potential risks arising from the Company’s compensation programs.

Process for Setting Executive Compensation

Compensation Committee Review Process. The Compensation Committee sets each component and level of compensation for the Company’s named executive officers and other senior executives. Throughout the year, the Compensation Committee continually reviews compensation reports prepared by the Company’s Human Resources Department and, as described below, two outside compensation consultants. These reports analyze competitive pay practices, the value of all Company compensation paid, including base salary, annual and long-term incentive compensation, outstanding equity awards, benefits, perquisites and potential payments under various termination scenarios.

The Compensation Committee regularly reviews tally sheets prepared by the Company’s Human Resources Department based on information provided by Towers Watson, the purpose of which is to provide a framework for the Compensation Committee to determine whether the Company’s executive compensation program is consistent with current competitive practices. The Compensation Committee also reviews the Chief Executive Officer’s evaluation of the performance of the other named executive officers, as well as his recommendations related to their compensation. The Compensation Committee approves any adjustments to compensation based on an evaluation of Company performance, individual performance and the competitive compensation market. With respect to the Chief Executive Officer, the Compensation Committee reviews an annual performance evaluation conducted by the Board, as well as performance relative to pre-determined annual objectives and competitive market data.

Role of Executive Compensation Consultants. The Compensation Committee receives data, analysis and support from two nationally-recognized executive compensation consultants—Towers Watson, which serves as executive compensation consultant to the Company, and FW Cook, which serves as the Compensation Committee’s and the Corporate Governance Committee’s independent compensation consultant and reviews all documents prepared for the Compensation Committee by Towers Watson.

During 2010 and 2011, Towers Watson:

•	met with management and participated in Compensation Committee meetings;

•	analyzed competitive levels of each component of compensation for each of the named executive officers; and

•	provided information regarding executive compensation trends.

Towers Watson prepared a detailed report and analysis in November 2010 that was reviewed by the Compensation Committee and which guided the Compensation Committee in establishing each of the compensation components discussed above, and potential payments with respect thereto, for each of the named executive officers (other than for Mr. Schievelbein).

The Compensation Committee also retained FW Cook to provide independent advice and counsel. FW Cook reviewed all materials prepared for the Compensation Committee by management and Towers Watson in respect of 2011, advised the Compensation Committee on executive compensation trends and also reviewed the Company’s executive compensation program and related proxy statement disclosure following the Company’s first say-on-pay shareholder vote in May 2011. Moreover, FW Cook reviewed for the Compensation Committee the analyses and conclusions presented to it by Towers Watson regarding the relative position of the Company’s compensation program to that of a comparison group

(including the November 2010 Towers Watson report and analyses) and other advice from Towers Watson and management to the Compensation Committee in respect of 2011. In connection with the development of a compensation package for Mr. Schievelbein during his service as interim President and Chief Executive Officer, the Compensation Committee sought advice from FW Cook regarding appropriate compensation components and levels. FW Cook also worked with the Compensation Committee in connection with the Committee’s decision to align future payouts under the KEIP for named executive officers to non-GAAP Segment Operating Profit profitability requirements beginning with the 2012 plan year.

Program Components

As discussed further below, each named executive officer’s compensation package comprises three primary components—base salary, annual incentives and long-term incentives—and all or some of three secondary components—special cash bonuses, benefits and severance. Each of these six components, and their function within the total compensation program, is described below:

Component	Description	Purpose

Primary Components

Base salary	Fixed compensation, subject to annual review and increase or decrease in response to changes in responsibility or competitive practice.

•   Provides basic compensation at a level consistent with competitive practices;

•   Reflects role, responsibilities, skills, experience and performance; and

•   Encourages retention of management personnel.

Annual incentives	KEIP: Annual cash incentive plan based on a rigorous evaluation of Company, unit and individual goals. Beginning in 2012, payouts under the plan for named executive officers will be based on the achievement of a Company non-GAAP Segment Operating Profit target.	• Motivates and rewards for achievement of annual Company, unit and individual goals; and • Aligns management and shareholder interests by linking pay and performance.

Long-term incentives	MPIP: Performance-based cash incentive, based on achievement of financial performance goals over a three-year period; award targets and goals set annually by the Compensation Committee.	• Motivates and rewards financial performance over a sustained period; and • Enhances retention of management personnel.

2005 Equity Plan: During 2011, the Compensation Committee approved grants of options and restricted stock units under this plan.

•   Motivates and rewards financial performance over a sustained period;

•   Aligns management and shareholder interests by encouraging management ownership;

•   Enhances retention of management personnel; and

•   Rewards strong stock price growth.

Secondary Components

Special cash bonuses	Cash bonus awarded in extraordinary and very limited circumstances. No such bonuses were awarded to the named executive officers for 2011.	• Rewards exemplary performance in respect of major projects or tasks beneficial to the Company.

Benefits	Deferred compensation and other benefits: the value of deferred compensation is tied directly to the stock price; Company matching contributions on amounts deferred; 401(k); frozen defined benefit pension.

•   Provides for current and future needs of the executives and their families;

•   Enhances recruitment and retention; and

•   Aligns management and shareholder interests by encouraging management ownership of stock.

Severance and change in control compensation	Severance and change in control agreements: Contingent amounts payable only if employment is terminated under certain conditions.	• Enhances retention of management personnel; and • Encourages the objective evaluation and execution of potential changes to the Company’s strategy and structure.

Factors Considered in Making Compensation Decisions

In developing a compensation program for the named executive officers in 2011, the Compensation Committee considered a variety of factors.

Market Competitiveness. In setting compensation levels for the named executive officers and other executives, the Compensation Committee generally aims to provide target base salary, annual incentive compensation and long-term compensation—in the aggregate, and generally for each component individually—that is competitive, and therefore approximates the 50th percentile (the market median) for comparable positions at companies of similar size in the market comparisons conducted by Towers Watson (the “comparison group”). The Compensation Committee therefore periodically reviews and relies upon competitive market information and reports on executive compensation practices from Towers Watson regarding competitive pay levels and compensation structures. Because of the variability inherent in market data and adjustments required in applying such data to the executive compensation program, based on the advice of Towers Watson, the Compensation Committee considers compensation that is within 15% of the market median to be within a competitive range. The comparison to the market median is done on a position-by-position basis and takes into account the responsibilities, experience and authority of each named executive officer relative to similarly situated officers in the comparison group.

In connection with the Compensation Committee’s process in November 2011 to structure a compensation package for Mr. Schievelbein in his role as interim President and Chief Executive Officer, FW Cook reviewed a number of competitive analyses for this position and presented the Compensation Committee with the results of its review, which is outlined below under “Mr. Schievelbein’s Compensation.”

For each of the other named executive officers, the Compensation Committee reviewed data prepared by Towers Watson in November 2010 from a comparison group of companies consisting of the 109 service industry companies set forth on Exhibit A to this proxy statement. For each position, Towers Watson provided the compensation median information for similar positions within the comparison group, adjusted for size using a regression analysis of comparison group revenues. Towers Watson assumed Company revenue of $3.2 billion for purposes of compiling the comparison group (as compared to Company reported revenues of $3.9 billion for the year ended December 31, 2011). The comparison group data contained in the market comparisons was based on 2010 information, with salary data projected by Towers Watson to July 2011, with the exception of market data for Mr. Rokosz, who became an executive officer in November 2011. FW Cook independently reviewed all of these materials on behalf of the Compensation Committee.

Based on its analysis and the compensation levels subsequently set for the Company’s named executive officers in 2011 (other than Mr. Schievelbein, whose compensation was not set based on a Towers Watson median analysis), Towers Watson has concluded that the Company’s overall current total target compensation for each of these individuals, as well as each of the base salary, annual incentive compensation targets and targeted long-term compensation elements, was within the 15% competitive range around the market median data provided by Towers Watson. In addition, the total direct compensation for 2011 (consisting of base salary, annual incentive compensation paid under the KEIP and long-term incentive compensation, which comprised 2011-2013 MPIP target awards and equity grants under the 2005 Equity Plan) for each of these individuals was also within the 15% competitive range around the market median data provided by Towers Watson.

Performance. The executive compensation program provides the named executive officers with opportunities to receive actual compensation that is greater or lesser than targeted compensation depending upon their individual performance, the Company’s financial performance and their contribution to that performance. These factors are discussed below where relevant for the different components of compensation.

Mix of Cash and Stock-Based Compensation and Current, Short-Term and Long-Term Awards. The Compensation Committee considers both the cost and the motivational value of the various components of compensation. The Compensation Committee has determined that current and short-term compensation—base salary and annual incentives—should be delivered in cash, but that long-term incentive compensation should include a combination of long-term cash incentives and stock-based compensation so that the potential long-term financial rewards available to the named executive officers are linked to increases in Company value over the long-term. The Compensation Committee believes that paying a substantial portion of compensation in the form of stock-based awards aligns the named executive officers’ interests with the economic interests of shareholders.

Amount of Accumulated or Prior Year’s Compensation. While the Compensation Committee regularly reviews accumulated and outstanding compensation for each named executive officer, there is not a direct relationship between the amounts of realizable or potentially realizable payments and the decisions regarding compensation in the current year. The Compensation Committee instead focuses on the other factors described above in making annual compensation decisions.

Internal Equity Considerations. The Compensation Committee takes a consistent approach in determining the compensation of each of the named executive officers. The differences in amounts of compensation for each named executive officer reflect the competitive market analysis for each position, significant differences in the scope of responsibilities and authority attributed to their respective positions, their individual performance and their experience. Consistent with its principles of pay-for-performance and to pay competitively, the Compensation Committee does not set guidelines for the ratio of any one position’s pay to another. The Compensation Committee intends to continue focusing primarily on a competitive market analysis for each position when making future decisions regarding compensation of the named executive officers, but it will also consider an analysis of internal pay equity.

Mr. Schievelbein’s Compensation

With respect to decisions regarding Mr. Schievelbein’s compensation as interim President and Chief Executive Officer, the Compensation Committee worked with FW Cook to structure a compensation package that would compensate Mr. Schievelbein appropriately for his significant additional responsibilities to the Company and align his incentives with those of the Company’s shareholders, while reflecting the expectation that Mr. Schievelbein’s role is temporary. FW Cook provided the Compensation Committee with the results of a number of competitive analyses performed for this position in respect of the amount and form of compensation recently paid to Chief Executive Officers of public companies, concluding that such compensation for an interim position is usually lower than that of a permanent Chief Executive Officer, most often with none of the compensation being performance-based due to the temporary nature of the position.

After considering FW Cook’s advice, the Compensation Committee determined to pay Mr. Schievelbein monthly cash and stock compensation, given the temporary nature of this position, with an annual value of $3 million (61% of Mr. Dan’s target direct compensation for 2011). In accordance with market practices, the Compensation Committee determined that none of Mr. Schievelbein’s compensation should be directly based on performance, but that a significant portion of it (almost 75%) be paid in the form of Brink’s Common Stock.

Mr. Dan’s Compensation

Mr. Dan’s compensation for 2011 was established by the Compensation Committee at the beginning of 2011, before it was determined that Mr. Dan would retire in late 2011. As a result of contractual payments and benefits to which Mr. Dan became entitled in connection with his retirement (see “Potential Payments upon Termination or Change in Control—Employment Agreement and Succession Agreement with Mr. Dan” beginning on page 48), as well as changes in the financial reporting assumptions for his frozen pension plan benefit, the amount of his compensation reported in the Summary Compensation Table for 2011 is significantly greater than the 2011 total direct compensation levels that the Compensation Committee established for him. Specifically, for 2011, the Compensation Committee established for Mr. Dan a base salary of $1,107,250 (unchanged since 2008), a target annual cash incentive award of $1,107,250 and long-term incentive compensation of $2,737,000, resulting in total direct target compensation of $4,951,500.

2011 Compensation Decisions by Component

Base Salary

The Compensation Committee’s decisions on base salary levels for the named executive officers are primarily influenced by its review of competitive market information for comparable positions. These decisions are also influenced by the skills and experience of the executives in their respective roles. For the named executive officers other than the Chief Executive Officer, the Compensation Committee also considers the Chief Executive Officer’s recommended salary adjustments based on his evaluation of each officer’s individual performance for the prior year. The Compensation Committee made 2011 base salary decisions for Mr. Dan in February 2011, and for all other named executive officers in November 2010 (other than Mr. Schievelbein, whose compensation is discussed below).

After performing their competitive analysis in November 2010, Towers Watson advised the Compensation Committee that median comparison group salaries did not increase for the Chief Executive Officer position but did increase for the other named executive officer positions. Accordingly, the Compensation Committee approved increases in 2011 base salaries for Messrs. Dziedzic, Rokosz, Lennon and Marshall, which ranged from 2.8% to 4.1% after taking into account the above factors and salary increases for the general employee population. With respect to the base salary increases for Messrs. Dziedzic, Rokosz, Lennon and Marshall, the Compensation Committee noted (1) each of these named executive officers’ base salaries, as adjusted for the 2011 base salary increases, fell within the competitive range of the market median for median base salaries, (2) such increases were in line with the market trend of 2011 base salary increases for executive officers in the United States and (3) such increases were consistent with base salary increases within the rest of the Company. Mr. Dan’s salary was not increased, but was maintained at the same level as his 2010 salary, and has not increased since 2008.

Mr. Schievelbein received a monthly cash base salary of $65,000 for his role as interim Executive Chairman, effective November 14, 2011. Upon becoming interim President and Chief Executive Officer on December 23, 2011, Mr. Schievelbein became entitled to an additional monthly payment of $185,000, payable in Brink’s Common Stock and paid on a pro rata basis for any partial month service. Other than as described in this paragraph and a temporary housing allowance described below, Mr. Schievelbein did not receive any additional compensation in his roles as a director or executive officer following his appointment as interim Executive Chairman.

Annual Cash Incentive Awards—Key Employees Incentive Plan

General

The Company’s annual cash incentive plan, the KEIP, provides incentive compensation that is variable, contingent and directly linked to Company, unit and individual performance. All awards under the KEIP are subject to a rigorous evaluation of performance goals set at the beginning of each fiscal year. For 2011, the performance goals for the named executive officers were based on the following performance metrics, each weighted as outlined below:

•	the named executive officer’s individual performance—50% weighting

•	Company financial performance—25% weighting

•	performance of the named executive officer’s unit or department—25% weighting

In recognition of the Chief Executive Officer’s primary responsibility for the Company as a whole, the Chief Executive Officer’s annual incentive payment under the KEIP is based upon the first and second goals only.

The Compensation Committee approves actual payments under the KEIP in February of the subsequent fiscal year based upon a thorough analysis of actual individual, Company and unit performance for the completed fiscal year. All annual incentive payments are approved by the independent members of the Board and Compensation Committee, with the Compensation Committee recommending to the Board the payment for the Chief Executive Officer and establishing payments for the other named executive officers after reviewing Company financial results, the performance accomplishments of the Chief Executive Officer and the other named executive officers and the recommendations of the Chief Executive Officer for the other named executive officers. The minimum annual incentive payment is 0% and outstanding performance could result in incentive payments of up to 200% of each named executive officer’s incentive target, based on the actual results of the performance factors described above, as determined by the Compensation Committee. The KEIP also mandates that incentive payments cannot exceed 200% of each named executive officer’s base salary.

The Compensation Committee, in consultation with FW Cook, has also implemented two new requirements for payouts under the KEIP, beginning with the 2012 plan year, in order to more strongly align the KEIP with the Company’s pay-for-performance philosophy. In 2011, the Compensation Committee, the Board and Company shareholders approved amendments to the KEIP that will limit payments to the named executive officers who are “covered employees” under Section 162(m) of the Internal Revenue Code (including the Chief Executive Officer) to specific percentages of the Company’s non-GAAP Segment Operating Profit, in order to permit the Company to take tax deductions for these payments. To further the goal of aligning pay and performance, the Compensation Committee, after consulting FW Cook, has also implemented requirements tying allowable payouts under the KEIP for named executive officers exclusively to annual Company non-GAAP Segment Operating Profit performance versus a pre-established goal for the 2012 plan year.

Under the terms of the KEIP, the Board and Compensation Committee retain the ability to approve payment of amounts that they determine reflect the Company’s and the executives’ performance in totality, subject to the minimum profitability requirements that take effect with the 2012 plan year. While the terms of the KEIP allow the Compensation Committee and the Board to exercise judgment in determining final incentive payments, the Compensation Committee strongly believes that payment decisions are directly linked to the performance criteria outlined above and that the KEIP has been consistently administered in a way that closely aligns pay with performance.

2011 Target Award Opportunities

In November of each year, the Compensation Committee establishes performance goals and target opportunities under the KEIP for the upcoming year for the named executive officers (other than the Chief Executive Officer). In February, the Compensation Committee finalizes the target opportunity for the Chief Executive Officer. The target opportunity is expressed as a percentage of annual base salary as of the end of the year and is designed to be indicative of the incentive payment that each participant would expect to receive on the basis of strong performance by the individual, the Company and, in the case of the named executive officers (other than the Chief Executive Officer), the named executive officer’s unit or department. After reviewing the competitive market information provided by Towers Watson and the Chief Executive Officer’s recommendations, the Compensation Committee approved incentive targets for 2011 for each of the named executive officers.

2011 Payouts

Mr. Schievelbein does not participate in the KEIP. In connection with Mr. Dan’s retirement from the Company, the independent members of the Board determined in November 2011 that Mr. Dan’s compensation under the KEIP for the 2011 plan year should be paid out at target levels.

The Compensation Committee made 2011 KEIP payout determinations for all of the other named executive officers in February 2012. For purposes of awarding actual payments under the KEIP, the Compensation Committee considered performance in each of the three categories described above as follows.

For individual performance, in consideration of the respective responsibilities of each of the named executive officers, the Compensation Committee reviewed the performance of each of the named executive officers against the goals that are marked with a check below:

Goal	Mr. Dziedzic	Mr. Rokosz	Mr. Lennon	Mr. Marshall
Achieve 2011 revenue, profitability and earnings per share goals	✓	✓	✓	✓
Execution against long-term strategic plan	✓	✓	✓	✓
Implement and develop Enterprise Risk Management system	✓	✓	✓	✓
Develop and strengthen regional management leadership	✓	✓	✓	✓
Strategic transactions and partnerships	✓	✓		✓
Regional and function training	✓	✓	✓	✓
Support operations	✓	✓	✓	✓
Drive controllership focus and finance support of region	✓
Broaden global marketing outreach			✓
Manage country leadership transitions		✓
Manage global litigation				✓

For Company performance, the Compensation Committee considered the following 2011 financial results of the Company against pre-determined goals:

(in millions, except earnings per share)	2011 Goal	2011 Result
Revenue	$3,700	$3,886
Segment Operating Profit	264	243	†
Earnings per share from continuing operations	1.90	1.53	†

†	The 2011 results used were reduced from the non-GAAP measures reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, in order to provide a measure of performance consistent with the pre-determined goal.

For unit performance, the Compensation Committee considered the performance of each unit under the named executive officer’s responsibility. For each of Messrs. Dziedzic, Lennon and Marshall, the unit considered was the corporate department or departments over which they have responsibility. For Mr. Rokosz, the unit considered was Company operations, other than the global services business.

In determining payout levels, the Compensation Committee considered the input and recommendations of both the former and the current interim Chief Executive Officer as to the individual performance of each named executive officer, overall Company financial performance, and unit performance.

After considering the factors and the recommendations described above, the Compensation Committee determined that individual performance and unit performance for each the named executive officers merited payouts at target levels, but that Company financial performance, particularly with respect to profitability versus internal targets, merited payout amounts below targeted levels. The Compensation Committee therefore made the following payout determinations for each of the three categories of performance.

	Weighting	Payout Ratio (versus KEIP target)
Company Performance	25%	10%
Individual Performance	50	50
Unit Performance	25	25

Total		85%

The following table sets forth the actual payments for 2011 under the KEIP, the target amounts, and the percentage of the actual payments to the targeted amounts. The payments are also shown in the Summary Compensation Table.

Name	2011 Actual KEIP Payment ($)	2011 Target KEIP Payment ($)	2011 Actual KEIP Payment as a Percentage of 2011 Target KEIP Payment (%)
Mr. Dan	$1,107,250	$1,107,250	100	%(a)
Mr. Dziedzic	287,000	337,000	85
Mr. Rokosz	220,000	260,000	85
Mr. Lennon	225,000	264,000	85
Mr. Marshall	196,000	230,000	85

(a)	In connection with Mr. Dan’s retirement from the Company, the independent members of the Board determined in November 2011 that Mr. Dan’s compensation under the KEIP for the 2011 plan year should be paid out at target levels.

Long-Term Incentive Compensation

2011 Target Award Opportunities

The long-term incentive compensation component of the Company’s executive compensation program is designed to align executive and shareholder interests by tying compensation to share price appreciation over a sustained period and the accomplishment of long-term financial goals intended to increase shareholder value, while also serving as a retention vehicle for executives. For 2011, the Compensation Committee considered for each named executive officer a total value of long-term incentive compensation opportunities for the year and then (i) established target award opportunities under the long-term cash incentive plan, the MPIP, and (ii) granted a combination of stock options and restricted stock units under the 2005 Equity Plan. In establishing total targeted long-term incentive compensation for each named executive officer for 2011, the Compensation Committee primarily considered competitive market information provided by Towers Watson, but also considered the executive’s skills and experience, the importance of the executive to the Company over the long-term and the executive’s potential future contributions to the Company.

The Compensation Committee decreased the value of long-term incentive compensation opportunities to the Chief Executive Officer as well as the aggregate amount provided to the other named executive officers for both 2009 and 2010 in response to decreases in median compensation levels for comparable positions. In November 2010, Towers Watson performed a competitive analysis and advised the Compensation Committee that median long-term incentive opportunities had increased for each of the named executive officer positions over the previous year. After considering the competitive market data provided by Towers Watson and consulting with FW Cook, the Compensation Committee determined that it was appropriate to increase long-term incentive compensation opportunities for 2011. The Compensation Committee established MPIP target levels for each of the named executive officers (other than Mr. Schievelbein) in November 2010. In July 2011, the Compensation Committee established final targeted compensation levels for the equity award component of 2011 long-term compensation, with its approval of 2011 equity grants.

The following table sets forth the values of total long-term incentive compensation for 2011, which is composed of the 2011-2013 MPIP target award and equity awards granted in 2011, for each of the named executive officers (other than Mr. Schievelbein, who did not participate in the long-term incentive compensation program in 2011):

Total 2011 Long-Term Incentive Compensation($)(a)(b)
Mr. Dan
Equity Awards	$1,737,000
MPIP Target Award	1,000,000

Total	2,737,000
Mr. Dziedzic
Equity Awards	535,000
MPIP Target Award	250,000

Total	785,000
Mr. Rokosz
Equity Awards	332,000
MPIP Target Award	200,000

Total	532,000
Mr. Lennon
Equity Awards	321,000
MPIP Target Award	170,000

Total	491,000
Mr. Marshall
Equity Awards	321,000
MPIP Target Award	140,000

Total	461,000

(a)	Value of equity awards included in total long-term incentive compensation calculated using assumptions for financial reporting process. See Note 15 to the Company’s financial statements in its Annual Report on Form 10-K for the year ended December 31, 2011.

(b)	MPIP target award for 2011-2013 performance measurement period.

Management Performance Improvement Plan (MPIP)

The MPIP provides opportunities for cash awards subject to the satisfaction of specific financial goals over a three-year performance measurement period. At the beginning of each three-year measurement period, the Compensation Committee sets one-year financial goals, which are set at the same time as the financial goals contained in the Company’s annual business plan are approved by the Board and reflect financial improvements that the Compensation Committee believes are difficult to obtain and will best lead to the achievement of long-term shareholder value. At the beginning of each subsequent year in the three-year period, the Compensation Committee increases those initial goals by adding additional one-year Company financial goals using the same process. At the end of the three-year period, the Compensation Committee totals each of the annual performance goals in the three-year period and measures them against aggregated actual performance during the same period.

Cash awards to each named executive officer at the end of the three-year measurement period may range from 0% to 200% of the target award amount, up to a maximum of $3 million, depending upon the aggregated three-year actual performance against the pre-established performance goals as follows:

% of Three Year Performance Goal Attained	% of Target Award Amount Earned
120% or more	200%
110%	150
100%	100
90%	50
80% or less	No Award

For example, if the threshold 80% of a three-year performance goal is not met, there will be no payout under the MPIP for that goal. If the actual three-year performance exceeds 120% of a three-year performance goal, a named executive officer would be eligible to receive the maximum award of 200% of such named executive officer’s targeted award amount for that goal. The Compensation Committee applies straight-line interpolation for determining award payouts when performance results fall between the goals above. For example, if the actual three-year performance is 105% of a three-year performance goal, a named executive officer would be eligible to receive an award of 125% of such named executive officer’s targeted award amount for that goal.

MPIP payouts are determined solely by actual quantifiable performance against pre-determined numerical goals. The Compensation Committee does not have the discretion to increase payouts based on qualitative assessments. It may, however, reduce any payout to a named executive officer, unless a change in control of the Company has occurred.

The MPIP promotes shareholders’ financial interests by linking the long-term financial incentives of the named executive officers to improvement in the Company’s financial performance. The three-year performance measurement period in the MPIP provides an incentive to the named executive officers to focus on long-term financial goals and performance. The annual review of the previously established performance goals is an important component of the MPIP as it allows the Compensation Committee to “raise the bar” to account for increased expectations, such as focused internal growth, and out of the ordinary events or transactions, such as acquisition activity, that may occur during a three-year performance measurement period.

MPIP Goals for the 2011-2013 Performance Measurement Period

For the 2011-2013 performance measurement period, the Compensation Committee established the initial performance goals based on the following goals in the Company’s 2011 annual business plan:

•	increases in revenue;

•	increases in segment operating profit;

•	increases in economic value added (“EVA”); and

•	earnings per share for continuing operations (“EPS”).

In setting the performance goals, the Compensation Committee determined to (i) remove currency impacts and not include the effects of strategic acquisitions and dispositions that were not included in the Company’s annual business plan, and (ii) adjust results, to the extent permitted under Section 162(m) of the Internal Revenue Code, to omit the effects of extraordinary items, the gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles, in order to focus awards on operational performance and provide for more consistent measures of performance.

The following table summarizes the initial performance goals for the three-year performance measurement period beginning in 2011 and the relative weighting given to each of the performance goals:

Performance Goal	Weighting (%)	Initial Performance Goal (in millions, except EPS)
1. EPS for continuing operations†	33.34%	$ 1.90
2. Revenue*†	13.33	598.8
3. Segment operating profit*†	33.33	49.9
4. EVA*†	20.00	3.7

*	Goal is expressed as the amount of improvement from 2010.

†	Non-GAAP financial measures. These goals include the adjustments described above.

These performance goals were also added to the existing goals for the 2009-2011 and the 2010-2012 performance measurement periods. The Compensation Committee selected these goals because they represent financial growth drivers that the Compensation Committee believes will lead to the achievement of increased shareholder value. The Compensation Committee set the initial performance goals for the 2011-2013 performance measurement period in connection with the Board’s approval of annual goals set forth in the Company’s business plan, and the Compensation Committee believed the goals to be aggressive, but obtainable. For each subsequent year in the 2011-2013 performance measurement period, the Compensation Committee will increase the initial performance goals in connection with the Board’s review of annual goals set forth in the Company’s business plan.

MPIP performance award target amounts for the 2011-2013 performance measurement period are set forth in the Grants of Plan-Based Awards Table on page 34. These amounts are target award amounts based on the satisfaction of the performance goals, and actual awards may be greater or lesser than the targeted amounts, depending solely on Company performance.

MPIP Payouts for 2009-2011 Performance Measurement Period

In 2009, Messrs. Dan, Lennon, Marshall and Rokosz were granted MPIP target awards for the 2009-2011 performance measurement period. Mr. Dziedzic was not employed by the Company at the time these awards were granted and Mr. Schievelbein does not participate in the MPIP. In February 2012, the Compensation Committee certified the payout of amounts under the MPIP for this period after reviewing the information presented in the following table, which summarizes the performance goals for the 2009-2011 performance measurement period, the actual results achieved for such period, the unweighted percentages of the target award amounts earned with respect to each goal, the relative weighting given to each of the performance goals and the final percentages of the target award amounts earned.

	Performance Goal (in millions, except EPS)	Actual Result (% of Performance Goal Attained)	Unweighted % of Target Award Amount Earned	Goal Weighting	Final % of Target Award Amount Earned
EPS for continuing operations†+	$5.68	91%	55%	33.34%	18.34%
Revenue*†	1,259.8	76.7	0	13.33	0
Segment operating profit*†	125.9	36.9	0	33.33	0
EVA*†	32.2	N/M	0	20.00	0

Total	–	–	–	–	18.34%

*	Goal is expressed as the cumulative amount of improvement from the prior years.

+	Mr. Rokosz’s 2009-2011 MPIP award opportunity did not include an EPS for continuing operations measure.

†	Non-GAAP financial measures. The Compensation Committee determined to (i) remove currency impacts and not include the effects of strategic acquisitions and dispositions that were not included in the business plan, and (ii) adjust results, to the extent permitted under Section 162(m) of the Internal Revenue Code, to omit the effects of extraordinary items, the gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles, in order to focus awards on operational performance and provide for more consistent measures of performance.

MPIP payouts were therefore made for the 2009-2011 performance measurement period to Messrs. Lennon and Marshall at 18.34% of their respective targeted amounts. Mr. Dan also earned a payout based on the same percentage, but received a slightly lower payout because his retirement in December 2011 caused a pro-rata reduction by one month of service in the performance measurement period. Mr. Rokosz did not receive an MPIP payout for the 2009-2011 performance measurement period, as his award opportunity for this period was based on the achievement of the revenue, segment operating profit and EVA measures outlined above, which did not provide for any payouts, and not an EPS for continuing operations measure.

The following table sets forth the payouts under the MPIP for the 2009-2011 performance measurement period, the target amounts for the same period, and the percentage of the actual payments to the targeted amounts. These amounts were paid in early 2012 and are also shown in the Summary Compensation Table.

Name	Actual MPIP Payment for 2009-2011 Period($)	Target MPIP Payment for 2009-2011 Period($)	Actual MPIP Payment as a Percentage of Target MPIP Payment(%)
Mr. Dan	$178,306	$1,000,000	17.83%
Mr. Lennon	31,178	170,000	18.34
Mr. Marshall	23,842	130,000	18.34

Equity Grants under the 2005 Equity Plan

Since 2009, the Compensation Committee has awarded a substantial portion of long-term incentive compensation in the form of a combination of stock options and restricted stock units with service-based vesting requirements. The

Compensation Committee believes that stock options and restricted stock units directly tie executive compensation to Company performance and shareholder value, while the vesting requirements also serve as a retention vehicle and encourage executives to focus on long-term results. The named executive officers benefit from stock option grants only to the extent the price of Brink’s Common Stock exceeds the exercise price of the stock options after the named executive officer satisfies the vesting requirements and exercises the options. Restricted stock units retain value even if the price of Brink’s Common Stock decreases below the value on the date of grant as long as the named executive officer satisfies the vesting requirements. The Company’s stock ownership guidelines (described below) ensure that significant levels of Brink’s Common Stock are held by each named executive officer in order to maintain executive and shareholder alignment.

In 2011, the Compensation Committee granted both stock options and restricted stock unit awards to the named executive officers (other than Mr. Schievelbein) under the 2005 Equity Plan. Stock options and restricted stock unit awards to the named executive officers were granted on the day they were approved by the Compensation Committee at its July 2011 meeting and were priced at 100% of fair market value on the date of grant, which under the 2005 Equity Plan was based on the average of the high and low per share quoted sale prices of Brink’s Common Stock on the date of the grant. Upon vesting, each recipient will receive one share of Brink’s Common Stock for each vested restricted stock unit.

The Compensation Committee determines the number of stock options and restricted stock unit awards to be granted to each named executive officer based on competitive practices, considered in the context of the overall long-term incentive compensation philosophy. The Compensation Committee takes into account all target award amounts provided to the named executive officer under the MPIP when granting options and restricted stock unit awards. The Compensation Committee applies a value-based approach for determining the number of stock options and restricted stock unit awards. The Compensation Committee believes that a value-based approach is more appropriate than an approach based on a fixed number of shares, reflects the current practice of most of the companies in the comparison group and results in total long-term incentive compensation for the named executive officers that is closer to the targeted range.

Based on the foregoing, the Compensation Committee granted the number of stock options and restricted stock unit awards as shown on the Grants of Plan-Based Awards Table on page 34.

Benefits

General.  The types and amounts of benefits provided to the named executive officers are established based upon an assessment of competitive market factors and a determination of what is needed to attract and retain talent, as well as providing long-term financial security to the Company’s employees and their families. All benefits are reviewed at least annually by the Compensation Committee, which evaluates benefit levels based on competitive influences, as well as the cost of the programs to the Company relative to their value to employees. The plans are also reviewed for changes that may be required due to new laws and regulations or significant changes in market conditions. The Company’s primary benefits for the named executive officers include participation in the plans and arrangements listed below.

Deferred Compensation.  The Company maintains a deferred compensation program, the Key Employees’ Deferred Compensation Program, for certain of its most highly compensated employees, including all of the named executive officers. The value of a named executive officer’s deferred compensation account is tied directly to the value of Brink’s Common Stock. Consequently, the Compensation Committee believes that the deferred compensation program better aligns the interests of the named executive officers and the Company’s shareholders. By placing a portion of the named executive officers’ compensation at risk by tying it the value of Brink’s Common Stock and requiring it to be retained until a termination of employment, the named executive officers are encouraged to increase long-term shareholder value by focusing on profitable growth as well as other financial indicators that are likely to increase the Company’s stock price. The Compensation Committee also believes that the deferred compensation program furthers the Company’s goal of retaining the named executive officers, in part, because it permits the named executive officers to use tax deferrals to build a supplemental retirement benefit. The Compensation Committee reviews each named executive officer’s account under the deferred compensation program annually in November and also when the Company’s proxy statement is prepared following year-end.

For more information on the Company’s deferred compensation program, see “Nonqualified Deferred Compensation” beginning on page 41.

Pension Plans.  The Company maintains a frozen noncontributory defined benefit pension-retirement plan covering all U.S. employees who met plan eligibility requirements and were employed before December 31, 2005, including the named executive officers (other than Messrs. Schievelbein and Dziedzic, who were not employed before that date). In addition, the Company maintains a frozen pension equalization plan under which the Company makes additional payments in excess of those payable under Internal Revenue Code limitations applicable to the pension-retirement plan. The accrual of benefits under both the pension-retirement plan and the equalization plan has been frozen since December 31, 2005. For more information on the Company’s pension-retirement plan and equalization plan, see “Pension Benefits” beginning on page 38.

Executive Salary Continuation Plan.  The named executive officers participate along with other executives in the Company’s Executive Salary Continuation Plan, which, in the event a participant dies while in the employment of the Company, provides that the Company will pay a designated beneficiary a death benefit equal to three times the participant’s annual salary. This benefit is paid out over a 10-year period following the participant’s death.

Long-Term Disability Plan.  The named executive officers participate along with other executives in a long-term disability program. In the event that the executive is totally incapacitated, he would receive 60% of his current annual salary plus the average of the last three years’ KEIP payments, with a maximum annual payment of $300,000. These payments would continue (as long as the executive is totally disabled) until the executive reaches the social security normal retirement age. The plan was amended effective January 1, 2012 to reduce the benefit to 50% of current annual salary plus the average of the last three annual incentive payments under the KEIP, with a maximum annual payment of $300,000.

Welfare Plans and Other Arrangements.  The Company’s named executive officers are also eligible to participate in the Company’s health, dental and vision plans, and various insurance plans, including basic life insurance, and the Company’s matching charitable gifts program on the same basis as any other U.S. employee.

Perquisites. For 2011, the Company provided its named executive officers with limited perquisites; a detailed listing of these perquisites and their value is set forth on page 32. In consultation with FW Cook, the Compensation Committee terminated many previously offered perquisites at the end of 2010. In his roles as interim Executive Chairman and interim President and Chief Executive Officer which commenced in late 2011, Mr. Schievelbein has temporarily assumed an expanded role at the Company. The Company is providing him with a temporary housing allowance in the Richmond, Virginia area and other expense reimbursements approved by either the chairman of the Corporate Governance Committee (in Mr. Schievelbein’s role as interim Executive Chairman) or the chairman of the Compensation Committee (in Mr. Schievelbein’s role as interim President and Chief Executive Officer).

Contractual and Severance Agreements

Employment Agreement and Succession Agreement with Michael Dan.  Mr. Dan has had an employment agreement with the Company since 1998. The Compensation Committee reviewed potential severance payments to Mr. Dan under this agreement two times each year. The Compensation Committee, however, did not evaluate any potential severance payments under this agreement when making decisions regarding annual compensation.

In anticipation of Mr. Dan’s retirement, Mr. Dan and the Company entered into a succession agreement on November 13, 2011. The succession agreement provided that Mr. Dan would resign as Chairman of the Board as of November 13, 2011, and that his employment with the Company and membership on the Board would terminate on December 23, 2011. It further provided that Mr. Dan’s termination would be treated as a termination by the Company “without cause” for purposes of all contractual entitlements, including under his employment agreement, and as a “retirement” under any plan, policy or arrangement of the Company as to which Mr. Dan had met the applicable retirement criteria as of December 23, 2011.

For additional details regarding the employment agreement and succession agreement with Mr. Dan, see “Potential Payments upon Termination or Change in Control—Employment Agreement and Succession Agreement with Mr. Dan” beginning on page 48.

Change in Control Agreements.  The Company has change in control agreements with Messrs. Dziedzic, Lennon and Marshall that are described below under “Potential Payments upon Termination or Change in Control—Change in Control Agreements” beginning on page 47. The Compensation Committee believes that the agreements serve the interests of the Company and its shareholders by ensuring that if a change in control is ever under consideration, these named executive officers will be able to advise the Board about the potential transaction in the best interests of shareholders, without being unduly influenced by personal considerations, such as fear of the economic consequences of losing their jobs as a result of a change in control. The change in control agreements include so-called “double triggers,” which means that benefits become available to named executive officers under the agreements only upon a change in control and certain adverse employment developments, such as termination by the Company without cause or termination by the executive for good reason. The Compensation Committee believes that a double trigger appropriately protects the legitimate interests of these named executive officers in employment security without unduly burdening the Company or affecting shareholder value in connection with a change in control.

The Compensation Committee reviews the agreements, including the potential payments under the agreements, twice during each year. The Compensation Committee, however, does not evaluate any potential payments under these agreements when making decisions regarding annual compensation. In determining appropriate terms of, and payment levels under, the agreements, the Compensation Committee was advised by FW Cook.

Severance Agreement.  In the 1990s, following the relocation of the Company’s headquarters to Richmond, Virginia, the Company considered several strategic alternatives, including the sale of one or more of the Company’s businesses. Many of these alternatives would not have resulted in a “change in control” but could have resulted in a significant career altering change for some of the Company’s executive officers. In light of these developments and in connection with the Company’s strong desire to retain key members of management, the Company entered into severance agreements with certain of its then executive officers. Of those agreements, only Mr. Lennon’s remains in effect. The Compensation Committee determined in 2007 that any new severance agreements entered into would include reduced amounts payable upon termination of employment, consistent with evolving market norms.

The Compensation Committee reviews Mr. Lennon’s severance agreement, including the potential payments under the agreement, two times each year. The Compensation Committee, however, does not evaluate any potential payments when making decisions regarding Mr. Lennon’s annual compensation. The Compensation Committee believes that Mr. Lennon’s severance agreement provides reasonable compensation arrangements and gives the Company a high degree of management stability. Mr. Lennon’s severance agreement is described below under “Potential Payments upon Termination or Change in Control—Severance Agreement with Mr. Lennon” beginning on page 46.

Policies

Equity Awards.  The Company does not strategically time option grants or restricted stock unit awards in coordination with the release of material non-public information and has never had a practice of doing so. It is Company policy not to engage in backdating options. The Compensation Committee generally approves equity grants for its named executive officers in July of each year. In addition, the Company has never timed and does not plan to time the release of material non-public information for the purpose of affecting the value of executive compensation. The accounting for all options and restricted stock unit awards granted by the Company is compliant with accounting principles generally accepted in the United States and is disclosed in the Company’s annual and quarterly financial reports filed with the SEC.

Tax Deductibility and Gross-Ups. Section  162(m) of the Internal Revenue Code disallows a tax deduction to any publicly held corporation for paid remuneration exceeding $1 million in any taxable year for chief executive officers and certain other executive officers, except for performance-based remuneration. Historically, through the design and implementation of the Company’s compensation programs, the Company has sought, and continues to seek the availability of tax deductibility. Consistent with this practice, the Company expects to be able to seek tax deductions for compensation payable under the KEIP for 2012 as a result of amendments made to it in 2011. This policy, however, is subject to the reservation by the Company of the flexibility to award non-deductible compensation in circumstances where the Company believes, in its good faith business judgment, that such an award is in its best interest in attracting or retaining capable management. In addition, in February 2010, the Company eliminated many excise tax gross-ups for its named executive officers through its elimination of these provisions in all change in control agreements.

Compensation Recoupment Policy.  In the event the Company is required to provide an accounting restatement for any of the prior three fiscal years for which audited financial statements have been completed, due to material noncompliance with any financial reporting requirement under the Federal securities laws, the Compensation Committee will determine, in its discretion, whether (1) named executive officers, regardless of whether they were directly responsible for the restatement, or (2) all other recipients of cash-based or equity-based incentive compensation who were directly responsible for the restatement, have received any cash-based or equity-based incentive compensation that they would not have been entitled to receive under the restated results. The Compensation Committee then will take such actions as it deems necessary or appropriate, depending on all the facts and circumstances as determined during its review, including (i) seeking the recoupment of all or part of any such excess compensation, (ii) recommending disciplinary actions to the Board, up to and including termination, and/or (iii) the pursuit of other available remedies.

Stock Ownership Guidelines.  The Company’s stock ownership guidelines call for the Chief Executive Officer to hold that number of shares of Brink’s Common Stock with a value equal to five times salary, and for the other named executive officers to hold that number of shares of Brink’s Common Stock with a value equal to three times salary, within five years from the date of election as an officer. Shares of Brink’s Common Stock owned outright, deferred compensation stock-based units and shares of vested and unvested restricted stock and restricted stock units on an after-tax basis (but not unexercised stock options) are all eligible to be included for purposes of satisfying the guidelines.

Responses to Non-Binding 2011 Say-on-Pay Shareholder Vote

At the Company’s 2011 Annual Meeting of Shareholders, shareholders approved a non-binding advisory resolution relating to the compensation of the named executive officers, which is commonly referred to as a “say-on-pay” proposal, with 71% of votes cast voting in favor of the proposal. After reviewing the voting results of the say-on-pay proposal, the Compensation Committee and management resolved to review the Company’s executive compensation program and related disclosure with the assistance of the outside compensation consultants and determine whether any changes were warranted. In addition, Company management reached out to the Company’s largest shareholders in order to identify any shareholder concerns with respect to the executive compensation program. Company management also held discussions with the proxy advisor Glass Lewis in order to gain a better understanding of Glass Lewis’ 2011 report and recommendations with respect to the executive compensation program.

With these communications in mind, the Compensation Committee has reviewed and enhanced the executive compensation disclosure in the Company’s proxy statement to ensure it appropriately conveys the pay-for-performance components of the executive compensation program. The Compensation Committee has also decided to implement requirements tying allowable payouts under the KEIP for named executive officers exclusively to annual Company non-GAAP Segment Operating Profit performance versus a pre-established goal, beginning with the 2012 plan year, in order to increase the alignment between pay under the annual incentive plan and the Company’s annual financial performance.

The Board also reviewed the voting results for the say-on-pay frequency proposal at the Company’s 2011 Annual Meeting of Shareholders and, in accordance with those results, determined to hold the say-on-pay vote annually until the next say-on-pay frequency vote.

COMPENSATION RISK ASSESSMENT

As part of its oversight of the Company’s executive compensation program, the Compensation Committee reviews and considers its risk implications and the incentives created by its compensation awards. The Compensation Committee believes that the executive compensation program is designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and that the balance of compensation elements does not encourage excessive risk taking. The Compensation Committee will continue to consider compensation risk implications, as appropriate, in designing any new executive compensation components. In connection with its continual risk assessment, the Compensation Committee notes the following attributes of the executive compensation program:

•	the balance between fixed and variable compensation, short- and long-term compensation, and cash and equity payouts;

•	the alignment of long-term cash incentives with selected performance measures reflective of the Company’s business plan, and its financial and operational goals;

•

the Compensation Committee’s authority to override proposed incentive plan cash payouts if the Compensation Committee believes that such payouts do not appropriately reflect performance of a particular executive, the Company or a business unit;

•

the placement of a significant portion of executive pay “at risk” and dependent upon the achievement of specific corporate performance goals with verifiable results, with pre-established threshold, target and maximum award limits;

•

the maintenance of the Key Employees’ Deferred Compensation Program, which ties the value of an executive’s deferred compensation account directly to the value of Brink’s Common Stock, thereby strengthening the mutuality of interests between the Company’s executives and shareholders;

•	the Company’s compensation recoupment policy, which applies to cash-based and equity-based incentive compensation paid to named executive officers and other recipients;

•	the Company’s executive stock ownership guidelines, which align the interests of the named executive officers with those of the Company’s shareholders; and

•

the review of the program each year by Towers Watson, a nationally recognized compensation consultant, and every three years by FW Cook, the Compensation Committee’s nationally recognized independent compensation consultant.

The Compensation Committee also has oversight over the Company’s responsibility to review all Company compensation policies and procedures, including the incentives that they create, to determine whether they present a significant risk. At the Compensation Committee’s direction, the Company’s Human Resources Department, under the direction of the Company’s Chief Administrative Officer, conducted a risk assessment of the worldwide compensation programs of the Company and its subsidiaries during 2011. Based on its assessment, management concluded that the compensation policies and practices of the Company and its subsidiaries for employees do not create risks that are reasonably likely to have a material adverse effect on the Company, and management presented the results of its assessment to the Compensation Committee.

REPORT OF COMPENSATION AND BENEFITS COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Ronald L. Turner, Chairman

Reginald D. Hedgebeth

Michael J. Herling

SUMMARY COMPENSATION TABLE

The following table presents information with respect to total compensation of the interim Chief Executive Officer, the former Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of the Company for the year ended December 31, 2011. These officers are referred to in this proxy statement as the named executive officers.

Name and Principal Position	Year	Salary (1)($)	Bonus (2)($)	Stock Awards (3)($)	Option Awards (4)($)	Non-Equity Incentive Plan Compensation (5)($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6)($)	All Other Compensation (7)($)	Total ($)
Thomas C. Schievelbein (8)	2011	$103,409	$–	$–	$–	$–	$–	$7,117	$110,526
Interim President and
Chief Executive Officer
Michael T. Dan (9)	2011	1,086,279	1,107,250	858,840	878,492	178,306	2,317,876	4,545,611	10,972,654
Former President, Chief	2010	1,107,250	950,000	695,125	546,817	630,400	2,091,815	418,460	6,439,867
Executive Officer and	2009	1,107,250	900,000	822,605	824,885	983,400	329,127	495,209	5,462,476
Chairman of the Board
Joseph W. Dziedzic	2011	473,500	287,000	273,755	261,351	–	–	136,201	1,431,807
Vice President and Chief	2010	457,583	300,000	204,039	190,197	–	–	115,455	1,267,274
Financial Officer	2009	271,154	150,000	1,349,956	–	–	–	183,693	1,954,803
Ronald F. Rokosz (10)	2011	432,500	220,000	156,431	177,935	–	47,004	144,191	1,178,061
Vice President—International
Frank T. Lennon	2011	435,833	225,000	156,431	164,277	31,178	214,362	116,786	1,343,867
Vice President and Chief Administrative Officer	2010	423,333	220,000	285,684	118,873	126,080	348,355	164,191	1,686,516
	2009	415,000	210,000	152,731	157,478	196,680	–	163,365	1,295,254
McAlister C. Marshall, II	2011	373,000	196,000	156,431	164,277	23,842	18,320	102,680	1,034,550
Vice President and General Counsel	2010	356,000	200,000	147,964	118,873	–	13,594	97,759	934,190
	2009	350,000	155,000	133,975	149,978	–	4,316	75,894	869,163

(1)	Represents salaries before employee contributions under the Company’s 401(k) Plan and employee deferrals of salary under the Company’s deferred compensation program. For a discussion of the deferred compensation program and amounts deferred by the named executive officers under the deferred compensation program in 2011, including earnings on amounts deferred, see “Nonqualified Deferred Compensation” beginning on page 41.

(2)	Represents amounts paid under the KEIP with respect to that fiscal year’s performance. A participant is permitted to defer up to 100% of the amount earned by him under the KEIP, but these amounts are presented before any such deferrals. For a discussion of the deferred compensation program and amounts deferred by the named executive officers under the deferred compensation program in 2011, including earnings on amounts deferred, see “Nonqualified Deferred Compensation” beginning on page 41.

(3)	For restricted stock unit awards, the grant date fair value was computed in accordance with FASB ASC Topic 718 based on the stock price at the date of grant and discounted because units do not receive or accrue dividends during the vesting period. The stock price at the date of grant was based on the average of the high and low per share quoted sales prices of Brink’s Common Stock on the respective grant dates, as reported on the New York Stock Exchange. For a discussion of the terms of the restricted stock units granted in 2011, see “Grants of Plan-Based Awards” beginning on page 34. The actual value a named executive officer may receive depends on market prices and there can be no assurance that the amounts reflected in the Stock Awards column will actually be realized. In January 2012, Mr. Schievelbein was awarded 1,746 shares of Brink’s Common Stock valued at $47,771 for his services as interim President and Chief Executive Officer in December 2011.

(4)	Represents the grant date fair value computed by the Company for financial reporting purposes, computed in accordance with FASB ASC Topic 718. For a full description of the assumptions used by the Company in computing these amounts, see Note 15 to the Company’s financial statements, which is included in its Annual Report on Form 10-K for the year ended December 31, 2011 and incorporated by reference into this proxy statement. For a discussion of the terms of the option grants in 2011, see “Grants of Plan-Based Awards” beginning on page 34. The actual value a named executive officer may receive depends on market prices and there can be no assurance that the amounts reflected in the Option Awards column will actually be realized. No gain to a named executive officer is possible without an appreciation in stock value after the date of grant.

(5)	Represents amounts paid under the MPIP after the end of the fiscal year with respect to that fiscal year’s performance. A participant is permitted to defer up to 100% of the amount earned by him under the MPIP, but these amounts are presented before any such deferrals. For a discussion of the deferred compensation program and amounts deferred by the named executive officers under the deferred compensation program in 2011, including earnings on amounts deferred, see “Nonqualified Deferred Compensation” beginning on page 41.

(6)

Amounts relate only to changes in pension value. The earning of benefits under the pension plans for all employees was frozen as of December 31, 2005. These amounts represent the change during the years ended December 31, 2011, 2010 and 2009 in the net present value of the named executive officers’ pension payouts. A change in the assumptions used to value pension benefits, and not any change in the pension benefits earned by the named executive officers, was the reason for the increase in pension values set forth in the Summary Compensation Table. For purposes of computing the net present value of the accrued benefit payable to the named executive officers, the Company has used the following assumptions: (a) the retirement age is the earliest one (age 65) permitted under the pension plans without a reduction in the monthly benefit; (b) for 2011, a 5.3% discount rate for the measurement date of December 31, 2010 and a 4.6% discount rate for the pension retirement plan measurement date of December 31, 2011 and a 4.0% discount rate for the equalization plan measurement date of December 31, 2011, for 2010, a 5.9% discount rate for the measurement date of December 31, 2009 and a 5.3% discount rate for the measurement date of December 31, 2010, and for 2009, a 6.2% discount rate for the measurement date of December 31, 2008 and a 5.9% discount rate for the measurement date of December 31, 2009; (c) service accruals in the pension plans are frozen as of December 31, 2005; and (d) payments will be made on a straight-life monthly annuity basis or pursuant to lump sum elections under the pension equalization plan. For a full description of the assumptions used by the Company for financial reporting purposes, see Note 3 to the Company’s financial statements, which is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and incorporated by reference into this proxy statement. For a discussion of pension benefits, see “Pension Benefits” beginning on page 38.

(7)	For 2011, includes the following items and amounts for each of the named executive officers:

Name	Matching Contribution on Deferrals of Compensation(a)	Premiums for Executive Salary Continuation Plan(b)	Other Personal Benefits(c)	Succession Agreement Payment(d)	Total
Mr. Schievelbein	$3,250	$–	$3,867	$–	$7,117
Mr. Dan	330,895	10,853	24,812	4,179,051	4,545,611
Mr. Dziedzic	125,693	6,120	4,388	–	136,201
Mr. Rokosz	106,031	4,166	33,994	–	144,191
Mr. Lennon	106,573	6,476	3,737	–	116,786
Mr. Marshall	93,113	4,722	4,845	–	102,680

(a)	In 2011 the Company made matching contributions related to deferred salary and KEIP under the deferred compensation program in the following amounts for each of the named executive officers:

Name	Matching Contribution for Deferred Salary	401(k) Plan Matching Contribution	Matching Contribution for Deferred KEIP	Supplemental Savings Plan Matching Contribution	Total
Mr. Schievelbein	$3,250	$–	$–	$–	$3,250
Mr. Dan	108,628	20,625	95,000	106,642	330,895
Mr. Dziedzic	47,350	19,660	30,000	28,683	125,693
Mr. Rokosz	43,250	20,625	22,000	20,156	106,031
Mr. Lennon	43,583	20,625	22,000	20,365	106,573
Mr. Marshall	37,300	20,625	20,000	15,188	93,113

(b)	In 2011, the Company paid life insurance premiums under the Company’s Executive Salary Continuation Plan for each named executive officer (other than Mr. Schievelbein). The Company, not the individual, is the beneficiary under the insurance policies. The Executive Salary Continuation Plan provides a death benefit equal to three times a covered employee’s annual salary payable by the Company in ten equal annual installments to the employee’s designated beneficiary.

(c)	The table below reflects the types and dollar amounts of perquisites and other personal benefits provided to the named executive officers in 2011. For purposes of computing the dollar amounts of the items listed below, the Company used the actual out-of-pocket costs to the Company of providing the perquisite or other personal benefit to the named executive officer, with one exception. The incremental cost for Personal Use of Company Aircraft is based on the cost of fuel, payments to a reserve for maintenance, crew travel expenses, onboard catering costs, and airport fees. Since the Company aircraft is used primarily for business travel, fixed costs that do not change based on personal use, such as pilots’ salaries, are not included. The named executive officers paid any taxes associated with these benefits without reimbursement from the Company.

Name	Personal and Spousal Travel and Entertainment	Personal Use of Company Aircraft	Housing/ Moving Expenses(i)	Executive Physical Examinations	Total
Mr. Schievelbein	$–	$–	$3,867	$–	$3,867
Mr. Dan	3,047	19,015	–	2,750	24,812
Mr. Dziedzic	1,638	–	–	2,750	4,388
Mr. Rokosz	–	–	30,944	3,050	33,994
Mr. Lennon	987	–	–	2,750	3,737
Mr. Marshall	1,895	–	–	2,950	4,845

(i)	In 2011, the Company paid $3,867 to reimburse Mr. Schievelbein’s temporary housing expenses in Richmond. The Company paid $30,944 to Mr. Rokosz to reimburse moving expenses he incurred in 2011.

(d)

Pursuant to the terms of the succession agreement between Mr. Dan and the Company, Mr. Dan received a payment of $4,179,051 in 2011, equal to (i) two times the sum of his base salary and annual bonus paid to him in respect of the Company’s 2010 fiscal year, plus (ii) the economic equivalent of two years’ continued participation in benefit plans. For a description of the payments owed to Mr. Dan pursuant to the succession agreement, see “Potential Payments Upon Termination or Change in Control – Employment Agreement and Succession Agreement with Mr. Dan” beginning on page 48.

(8)	This table discloses the compensation paid to Mr. Schievelbein for his service as a named executive officer from November 14, 2011 through December 31, 2011. Mr. Schievelbein served as interim Executive Chairman from November 14 through December 23, 2011, and was elected interim President and Chief Executive Officer effective December 24, 2011. Mr. Schievelbein also continues to serve as a director of the Company, but ceased receiving compensation as a director as of November 14, 2011. For a description of compensation paid to Mr. Schievelbein for his service as a director prior to November 14, 2011, see “Director Compensation” beginning on page 57.

(9)	Mr. Dan retired as Chairman of the Board effective November 14, 2011 and as President and Chief Executive Officer effective December 23, 2011.

(10)	Mr. Rokosz was elected Vice President – International effective November 11, 2011.

2011 Compensation for Mr. Dan

Mr. Dan’s 2011 total compensation amount reflected in the Summary Compensation Table includes $2,317,876, which amount relates solely to the change during the year ended December 31, 2011 in the net present value of Mr. Dan’s accrued pension payouts. A change in the assumptions used to value pension benefits for financial statement purposes was the reason for the increase in pension values for all participating named executive officers in 2011. Benefit accruals under the pension plans were frozen for all employees as of December 31, 2005. Mr. Dan, therefore, has accrued no additional pension benefits since that date, including during 2011.

Mr. Dan’s 2011 total compensation amount also includes a payment of $4,179,051, which occurred pursuant to the terms of a succession agreement between Mr. Dan and the Company and is equal to (i) two times the sum of his base salary and annual bonus paid to him in respect of the Company’s 2010 fiscal year, plus (ii) the economic equivalent of two years’ continued participation in benefit plans. The succession agreement confirmed that Mr. Dan would receive certain benefits, each of which were provided for under the existing terms of his employment agreement and other plans, policies and arrangements of the Company. For a description of the succession agreement and the payments owed to Mr. Dan pursuant to the succession agreement, see “Potential Payments Upon Termination or Change in Control – Employment Agreement and Succession Agreement with Mr. Dan” beginning on page 48.

GRANTS OF PLAN-BASED AWARDS

The following table presents information regarding grants of awards to the named executive officers during the year ended December 31, 2011 under the 2005 Equity Plan and the MPIP.

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (2)($/Sh)	Closing Market Price (3)($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)($)
		Threshold ($)	Target ($)	Maximum ($)
Thomas C. Schievelbein (5)	–	$–	$–	$–	–	–	$–	$–	$–

Michael T. Dan	7/7/2011	–	–	–		100,000	31.47	31.73	878,492
	7/7/2011	–	–	–	28,000			31.73	858,840
	1/1/2011	0	1,000,000	2,000,000

Joseph W. Dziedzic	7/7/2011	–	–	–		29,750	31.47	31.73	261,351
	7/7/2011	–	–	–	8,925			31.73	273,755
	1/1/2011	0	250,000	500,000

Ronald F. Rokosz	7/7/2011	–	–	–		25,500	31.47	31.73	177,935
	7/7/2011	–	–	–	5,100			31.73	156,431
	1/1/2011	0	200,000	400,000

Frank T. Lennon	7/7/2011	–	–	–		18,700	31.47	31.73	164,277
	7/7/2011	–	–	–	5,100			31.73	156,431
	1/1/2011	0	170,000	340,000

McAlister C. Marshall, II	7/7/2011	–	–	–		18,700	31.47	31.73	164,277
	7/7/2011	–	–	–	5,100			31.73	156,431
	1/1/2011	0	140,000	280,000

(1)	The options and restricted stock units granted on July 7, 2011 were granted under the 2005 Equity Plan. The awards granted as of January 1, 2011 were granted under the MPIP (for the 2011–2013 performance measurement period—payable in 2014).

(2)	In accordance with the 2005 Equity Plan, the exercise prices for the options were based on the average of the high and low per share quoted sale prices of Brink’s Common Stock on July 7, 2011, the date of the grant, as reported on the New York Stock Exchange.

(3)	As of the July 7, 2011 grant date.

(4)	For restricted stock unit awards, the grant date fair value was computed in accordance with FASB ASC Topic 718 based on the stock price at the date of grant. The stock price at the date of grant was based on the average of the high and low per share quoted sales prices of Brink’s Common Stock on the grant date, as reported on the New York Stock Exchange, as adjusted for the value of dividends, which are not paid during the vesting period. Accordingly, a stock price of approximately $30.67 was used to value the July 7, 2011 awards.

For options, the grant date fair value was computed in accordance with FASB ASC Topic 718 based on the Black-Scholes option-pricing model and the following assumptions: (a) a weighted average annual dividend yield of 1.3% for Brink’s Common Stock; (b) a weighted average expected volatility of 36% for Brink’s Common Stock; (c) a weighted average risk-free rate of return of 1.3% for the July 7, 2011 grants; and (d) a weighted average expected term of 4.07 years. For a full description of the assumptions used by the Company in computing these amounts, see Note 15 to the Company’s financial statements, which is included in its Annual Report on Form 10-K for the year ended December 31, 2011 and incorporated by reference into this proxy statement. The actual value a named executive officer may receive depends on market prices and there can be no assurance that the amounts reflected in the Grant Date Fair Value of Stock and Option Awards column will actually be realized. For options, no gain to a named executive officer is possible without an appreciation in stock value after the date of grant.

(5)	Mr. Schievelbein did not receive any equity awards during 2011 for service as a named executive officer of the Company. For a description of equity awards granted to Mr. Schievelbein as a non-employee director of the Company during 2011, see “Director Compensation” beginning on page 57.

2011 Base Salaries and Annual Incentive Awards

For a discussion of 2011 base salaries, including a discussion of the factors considered in determining 2011 base salaries, see “Compensation Discussion and Analysis—2011 Compensation Decisions by Component—Base Salary” beginning on page 19. For a discussion of 2011 annual incentive awards under the KEIP, including a discussion of the principles applied and factors considered in determining 2011 annual incentive awards, see “Compensation Discussion and Analysis—2011 Compensation Decisions by Component—Annual Cash Incentive Awards—Key Employees Incentive Plan” beginning on page 20.

Equity Award Grants

2005 Equity Incentive Plan

The Company maintains the 2005 Equity Plan, which was approved by the Company’s shareholders and is designed to provide an additional incentive for the officers and employees who are key to the Company’s success. The Compensation

Committee administers the 2005 Equity Plan, is authorized to select key employees of the Company and its subsidiaries to participate in the 2005 Equity Plan and has the sole discretion to grant eligible participants equity awards, including options, stock appreciation rights, restricted stock, performance stock, restricted stock units, performance stock units, other stock-based awards or any combination thereof.

The exercise price of any stock option, the grant price of any stock appreciation right, and the purchase price of any security that may be purchased under any other stock-based award may not be less than 100% of the fair market value of the stock or other security on the date of the grant of the option, right or award. Under the 2005 Equity Plan, determinations of the fair market value of shares of Brink’s Common Stock are based on the average of the high and low quoted sales price on the grant date and determinations of fair market value with respect to other instruments are made in accordance with methods or procedures established by the Compensation Committee.

The duration of options granted under the 2005 Equity Plan is established by the Compensation Committee but may not exceed six years. Subject to a minimum vesting period of one year from the date of grant, the Compensation Committee may impose a vesting schedule on options and determines the acceptable form(s) in which the exercise price may be paid. In general, options continue to be exercisable following termination of employment for 90 days, if such options were exercisable at the time of termination. Upon termination of employment by reason of the holder’s retirement or permanent and total disability, options remain outstanding and continue to vest in accordance with their terms. In the event of the holder’s death while employed or after retirement or permanent and total disability, options fully vest at the time of death (or, if later, on the first anniversary of the grant date) and remain exercisable by the holder’s beneficiary or estate for three years following the holder’s death or their earlier expiration in accordance with their terms. If a change in control were to occur, all outstanding options fully vest and become exercisable.

Restricted stock unit awards granted under the 2005 Equity Plan have specific terms and conditions approved by the Compensation Committee. In general, restricted stock units are canceled following termination of employment. Upon termination of employment by reason of the holder’s retirement or permanent and total disability, restricted stock units remain outstanding and continue to vest in accordance with their terms. In the event of the holder’s death while employed or after retirement or permanent and total disability, any restrictions on restricted stock units are removed at the time of death (or, if later, on the first anniversary of the grant date). If a change in control were to occur, all restrictions on outstanding restricted stock units are removed, subject to limitations on distribution imposed by Section 409A of the Internal Revenue Code.

For a discussion of the principles applied in administering the 2005 Equity Plan, see “Compensation Discussion and Analysis—2011 Compensation Decisions by Component—Long-Term Incentive Compensation—Equity Grants under the 2005 Equity Plan” beginning on page 25.

2011 Stock Option Grants

With respect to the options included in the Grants of Plan-Based Awards Table above, these options (1) become exercisable as to one-third of the total number of shares covered by such option on each of the first, second and third anniversaries of the date of grant and (2) expire six years after the date of grant.

2011 Restricted Stock Unit Awards

Restricted stock unit awards were granted in 2011 and are reported as stock awards in the Grants of Plan-Based Awards Table above. These awards were valued based on the average of the high and low per share quoted sale prices of Brink’s Common Stock on the dates of the grant and adjusted for a discount for units that do not receive or accrue dividends during the vesting period, are to be settled in shares of Brink’s Common Stock on a one-for-one basis and vest ratably over a three-year term.

Management Performance Improvement Plan Awards

Management Performance Improvement Plan

The Company maintains the MPIP, which was approved by the Company’s shareholders and is designed to promote the interests of the Company and its subsidiaries by linking financial incentives provided to participants with improvements in the Company’s financial results. The Compensation Committee administers the MPIP, establishes performance measures and is authorized to select key employees of the Company and its subsidiaries to participate in the MPIP.

Each participant is periodically granted performance awards that entitle him or her to receive cash payments following the completion of a three-year performance measurement period, provided that specified performance measures and certain conditions described in the MPIP relating to continuation of employment are satisfied. The maximum incentive payment any one participant may be entitled to receive for any one performance measurement period is $3,000,000.

A performance award terminates unless the participant remains continuously employed by the Company or a subsidiary until the date established by the Compensation Committee for payment of the performance award unless (1) the termination is due to retirement, disability or death, (2) approved by the Compensation Committee or (3) the termination is subsequent to a change in control of the Company. In the event a participant’s employment is terminated due to retirement, disability or death, he or she (or, in the event of the participant’s death, his or her beneficiary) is entitled to a pro-rated portion of the performance award to which he or she would otherwise be entitled based on the portion of the performance measurement period (determined in completed months) during which he or she was continuously employed by the Company or a subsidiary and based on the extent to which the performance goals were achieved as determined at the end of the performance measurement period. In the event of a participant’s termination of employment for reasons other than retirement, disability or death, the Compensation Committee may, but is not obligated to, authorize payment of an amount up to the pro-rated amount that would be payable under the preceding sentence. In the event of a change in control, performance awards are deemed to be earned at 100% of the specified target dollar amount applicable to the performance award and shall be paid as soon as practicable following the earlier of the participant’s termination of employment after the change in control or the end of the performance measurement period during which the change in control occurred, but in no event later than March 15th immediately following the end of the year in which the change in control occurred.

Participants eligible to receive an award are entitled to receive a lump-sum cash payment on a date selected by the Compensation Committee following the end of the performance measurement period. Under the deferred compensation program, participants may elect to defer the receipt of all or part of this payment.

The MPIP is intended to be compliant with Section 162(m) of the Internal Revenue Code, so that payments made under the plan retain their tax deductibility. In order to remain compliant, the payouts are calculated by comparing actual performance metrics to those preset by the Compensation Committee.

2011 MPIP Awards

Performance award targets for the 2011–2013 performance measurement period for each named executive officer who received an MPIP award are included in the Grants of Plan-Based Awards Table above. Actual payments can range from 0% to 200% of the target depending on performance against the pre-established measures.

For a discussion of the principles applied in administering the MPIP and a further discussion of the 2011 MPIP awards, see “Compensation Discussion and Analysis—2011 Compensation Decisions by Component—Long-Term Incentive Compensation—Management Performance Improvement Plan (MPIP)” beginning on page 23.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table presents information concerning the number and value of all unexercised stock options and restricted stock units for the named executive officers outstanding as of December 31, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(1) (#)Exercisable	Number of Securities Underlying Unexercised Options(1) (#)Unexercisable	Option Exercise Price(2) ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)
Thomas C. Schievelbein (5)	–	–	$–	–		–	$–

Michael T. Dan	165,369	–	29.99	7/13/2012	(6)
	192,931	–	34.68	7/12/2013	(7)
	229,679	–	34.92	7/10/2014	(8)
	73,334	36,666	27.59	7/9/2015	(10)
	38,334	76,666	19.05	7/8/2016	(11)
	–	100,000	31.47	7/7/2017	(12)
						10,233	275,063	(13)
						20,000	537,600	(14)
						3,864	103,864	(15)
						28,000	752,640	(16)

Joseph W. Dziedzic	13,334	26,666	19.05	7/8/2016	(11)
	–	29,750	31.47	7/7/2017	(12)
						16,793	451,396	(13)
						6,666	179,182	(14)
						563	15,133	(15)
						8,925	239,904	(16)

Ronald F. Rokosz	9,187	–	29.99	7/13/2012	(6)
	45,935	–	34.68	7/12/2013	(7)
	45,935	–	34.92	7/10/2014	(8)
	16,667	8,333	27.59	7/9/2015	(10)
	10,000	20,000	19.05	7/8/2016	(11)
	–	25,500	31.47	7/7/2017	(12)
						2,000	53,760	(13)
						4,000	107,520	(14)
						5,100	137,088	(16)

Frank T. Lennon	64,310	–	29.99	7/13/2012	(6)
	64,310	–	34.68	7/12/2013	(7)
	45,935	–	34.92	7/10/2014	(8)
	14,000	7,000	27.59	7/9/2015	(10)
	8,334	16,666	19.05	7/8/2016	(11)
	–	18,700	31.47	7/7/2017	(12)
						1,900	51,072	(13)
						4,333	116,471	(14)
						4,376	117,627	(15)
						5,100	137,088	(16)

McAlister C. Marshall, II	16,268	–	37.62	9/15/2014	(9)
	13,334	6,666	27.59	7/9/2015	(10)
	8,334	16,666	19.05	7/8/2016	(11)
	–	18,700	31.47	7/7/2017	(12)
						1,666	44,782	(13)
						4,333	116,471	(14)
						768	20,644	(15)
						5,100	137,088	(16)

(1)	All of these options have become exercisable or will become exercisable as to one third of the total number of shares covered by such option on each of the first, second and third anniversaries of the date of grant.

(2)	In accordance with the Company’s 2005 Equity Plan, the exercise prices for the options were based on the average of the high and low per share quoted sale prices of Brink’s Common Stock on the date of the grant as reported on the New York Stock Exchange.

(3)	All of these restricted stock units vest as to one third of the total number of shares covered by such award on each of the first, second and third anniversaries of the date of grant.

(4)	Fair market value was based on the closing price of Brink’s Common Stock on December 31, 2011, as reported on the New York Stock Exchange.

(5)	Mr. Schievelbein had no equity awards outstanding as of December 31, 2011 as a named executive officer. For a description of his outstanding equity awards as a non-employee director of the Company, see “Director Compensation” beginning on page 57.

(6)	These options were granted on July 13, 2006 under the 2005 Equity Plan.

(7)	These options were granted on July 12, 2007 under the 2005 Equity Plan.

(8)	These options were granted on July 10, 2008 under the 2005 Equity Plan.

(9)	These options were granted on September 15, 2008 under the 2005 Equity Plan.

(10)	These options were granted on July 9, 2009 under the 2005 Equity Plan.

(11)	These options were granted on July 8, 2010 under the 2005 Equity Plan.

(12)	These options were granted on July 7, 2011 under the 2005 Equity Plan.

(13)	These restricted stock units were granted on July 9, 2009 under the 2005 Equity Plan.

(14)	These restricted stock units were granted on July 8, 2010 under the 2005 Equity Plan.

(15)	These restricted stock units were granted on November 11, 2010 under the 2005 Equity Plan.

(16)	These restricted stock units were granted on July 7, 2011 under the 2005 Equity Plan.

OPTION EXERCISES AND STOCK VESTED

The following table presents information concerning the exercise of all stock options and vesting of all stock awards for the named executive officers during the year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas C. Schievelbein (1)	–	$–	–	$–
Michael T. Dan	293,990	3,380,969	22,166	680,026
Joseph W. Dziedzic	–	–	20,410	632,272
Ronald F. Rokosz	–	–	4,000	124,140
Frank T. Lennon	–	–	6,255	185,186
McAlister C. Marshall, II	–	–	6,876	197,501

(1)	Mr. Schievelbein did not exercise any stock options or acquire any shares upon vesting of stock awards in 2011 while he was serving as a named executive officer. For a description of the vesting during 2011 of stock awards granted to him as a non-employee director of the Company, see “Director Compensation” on page 57.

PENSION BENEFITS

The Company provides retirement benefits to U.S. non-union employees who worked for the Company or one of its participating subsidiaries before December 31, 2005 and who meet vesting and other minimum requirements. These benefits are provided through two plans: The Brink’s Company Pension-Retirement Plan (the pension-retirement plan), a qualified plan under the Internal Revenue Code, and The Brink’s Company Pension Equalization Plan (the equalization plan), a plan (not qualified under the Internal Revenue Code) under which the Company makes additional payments to a smaller group of employees so that the total amount to be received by each participant from both plans will be the same as he or she would have received under the pension-retirement plan in the absence of benefit limitations for tax qualified plans. (The pension-retirement plan and the equalization plan are referred to collectively in this proxy statement as the pension plans.) The named executive officers are among those covered by these plans. There are no other plans providing defined benefit pension payments to them.

Benefit accruals under both plans were frozen for all employees as of December 31, 2005. The named executive officers, therefore, earned no additional pension benefits during 2011. Messrs. Dziedzic and Schievelbein do not participate in the pension plans because both individuals became Company employees after pension benefits were frozen.

The following table presents information as of December 31, 2011 concerning each defined benefit plan of the Company that provides for payments to be made to the named executive officers at, following or in connection with retirement.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Thomas C. Schievelbein	Pension-Retirement Plan	–	$–
	Equalization Plan	–	–
Michael T. Dan	Pension-Retirement Plan	24.000	905,162
	Equalization Plan	24.000	10,740,412
Joseph W. Dziedzic	Pension-Retirement Plan	–	–
	Equalization Plan	–	–
Ronald F. Rokosz	Pension-Retirement Plan	8.397	358,567
	Equalization Plan	8.397	401,790
Frank T. Lennon	Pension-Retirement Plan	28.405	1,104,378
	Equalization Plan	28.405	2,428,026
McAlister C. Marshall, II	Pension-Retirement Plan	5.601	72,771
	Equalization Plan	5.601	3,200

For purposes of computing the present value of the accrued benefit payable to the named executive officers, the Company has used the following assumptions: (a) the retirement age is the earliest one (age 65) permitted under the pension plans without a reduction in the monthly benefit; (b) a 4.6% discount rate for the pension retirement plan measurement date of December 31, 2011; (c) a 4.0% discount rate for the equalization plan measurement date of December 31, 2011; (d) service accruals in the pension plans are frozen as of December 31, 2005; and (e) payments will be made on a straight-life monthly annuity basis, except for payments under the equalization plan for Messrs. Dan, Lennon and Rokosz, who have each elected to receive a lump sum. These assumptions are the same as are used to value the Company’s pension obligations in the financial statements as of December 31, 2011. For a full description of the assumptions used by the Company for financial reporting purposes, see Note 3 to the Company’s financial statements, which is included in its Annual Report on Form 10-K for the year ended December 31, 2011 and incorporated by reference into this proxy statement. In addition, the Company has assumed each named executive officer will attain the age of 65; longevity is determined using the RP-2000 blue collar male mortality table for pension-retirement plan calculations, the RP-2000 white collar male mortality table for annuity payment calculations for the equalization plan and the GATT 2003 mortality table for lump sum calculations for the equalization plan.

Pension-Retirement Plan

The Company maintains the pension-retirement plan, which is a defined benefit plan that covers, generally, full-time employees of the Company and participating subsidiaries as of and before December 31, 2005 who were not covered by a collective bargaining agreement. The Company has reserved the right to terminate or amend the pension-retirement plan at any time.

The amount of any benefit payable to a participant is based on the participant’s benefit accrual service and average salary (as these terms are defined in the pension-retirement plan). At June 1, 2003, the named executive officers had been credited under the pension-retirement plan with the following years of benefit accrual service: Mr. Dan, 21.395 years; Mr. Rokosz, 5.776 years; Mr. Lennon, 25.811 years; and Mr. Marshall, 2.930 years. Effective June 1, 2003, the Company amended the pension-retirement plan to provide a lower accrual rate for benefit accrual service earned after June 1, 2003. At December 31, 2005, the named executive officers had been credited under the pension-retirement plan, as amended June 1, 2003, with the following additional years of benefit accrual service after June 1, 2003: Mr. Dan, 2.605 years; Mr. Rokosz, 2.621 years; Mr. Lennon, 2.594 years; and Mr. Marshall, 2.671 years. Benefit accrual service is based on computation periods, which are defined as 12-month consecutive periods of active employment beginning on date of hire and continuing on each anniversary thereof. For the last benefit computation period, a participant receives a fraction of benefit accrual service, not greater than one, equal to monthly elapsed time in that period multiplied by 0.1203. Effective December 31, 2005, the Company amended the pension plans to cease benefit accrual service to the Company.

For purposes of calculating the portion of a participant’s benefit accrued before June 1, 2003, average salary means the average compensation received by a participant for any consecutive 36-month period, which results in the highest annual average for any such 36-month period. Effective June 1, 2003, the period for calculating average salary was changed from 36 to 60 consecutive months. The compensation used in calculating average salary includes salary and bonus, but excludes amounts attributable to stock options or the sale of shares acquired upon the exercise of such stock options, any Company matching contributions credited to the participant under the deferred compensation program, any payments payable under the MPIP and any special recognition bonus.

Subject to certain limitations, a participant who reaches age 65 may receive an annuity for life payable monthly beginning on his or her normal retirement date (as defined in the pension-retirement plan) at an annual rate equal to the sum of the following:

•	for the portion of the accrued benefit earned before June 1, 2003:

•	2.1% of average salary multiplied by the number of years of benefit accrual service completed as of May 31, 2003 with a maximum of 25 years; plus

•	1% of average salary multiplied by the number of years of benefit accrual service completed as of May 31, 2003 in excess of 25 years; less

•

0.55% of covered compensation base (the average of the social security wage base for the 35 years preceding retirement) multiplied by the number of years of benefit accrual service completed as of May 31, 2003.

•	for the portion of the accrued benefit earned after May 31, 2003 and through December 31, 2005:

•	1.75% of average salary multiplied by the number of years of benefit accrual service completed after May 31, 2003 and through December 31, 2005 with a maximum of 25 years; plus

•	1% of average salary multiplied by the number of years of benefit accrual service completed after May 31, 2003 and through December 31, 2005 in excess of 25 years; less

•

0.55% of covered compensation base (the average of the social security wage base for the 35 years preceding retirement) multiplied by the number of years of benefit accrual service completed after May 31, 2003 and through December 31, 2005.

Subject to certain limitations, a participant who retires before he or she reaches age 65, provided he or she has completed 10 years of vesting service and reached age 55, may receive an annuity for life payable monthly beginning on his or her early retirement date (as defined in the pension-retirement plan) at an annual rate equal to the rate applicable to retirement on his or her normal retirement at age 65 reduced by 0.4167% for each month (the equivalent of 5% per year) by which his or her early retirement date precedes the normal retirement date. Messrs. Lennon and Rokosz are eligible for retirement under the pension-retirement plan and Mr. Dan was eligible for early retirement under the pension-retirement plan.

The pension-retirement plan provides multiple payment options for participants. Participants may select a single life annuity for the life of the participant, joint and survivor annuities under which a participant’s surviving beneficiary may receive for his or her life 50%, 75% or 100% of the monthly benefit received by the participant, and period certain options under which a participant’s surviving beneficiary may receive payments for a fixed term of 5, 10, 15 or 20 years. If a joint and survivor annuity or a period certain option is selected, the amount of the retirement benefit is less than the amount payable under a single life annuity. Benefit elections must be made before retirement, and some options are subject to certain requirements, such as spousal consent.

Pension Equalization Plan

The Internal Revenue Code limits the amount of pension benefits that may be paid under federal income tax qualified plans. As a result, the Board adopted the equalization plan under which the Company will make additional payments so that the total amount received by each person affected by the Internal Revenue Code limitations is the same as would have otherwise been received under the pension-retirement plan. The Company has reserved the right to terminate or amend the equalization plan at any time.

Effective December 1, 1997, the equalization plan was amended to permit participants to receive the actuarial equivalent of their benefit under such plan in a lump sum upon retirement. In accordance with the equalization plan, the Company has contributed to a trust, established between the Company and Wells Fargo Bank, N.A., amounts in cash to provide the benefits to which (1) participants under the equalization plan and (2) retirees covered under certain employment contracts are entitled under the terms of the equalization plan and such employment contracts. None of the named executive officers is covered by the contracts referred to in clause (2) above. Further contributions may be made only to the extent that the funded percentage of the equalization plan after a contribution does not exceed the funded percentage of the pension-retirement plan. The assets of the trust are subject to the claims of the Company’s general creditors in the event of the Company’s insolvency.

NONQUALIFIED DEFERRED COMPENSATION

The following table presents information concerning the Company’s deferred compensation program, which provides for the deferral of compensation paid to or earned by the named executive officers on a basis that is not tax qualified (i.e., the Company is not entitled to take a tax deduction for the related expense until payments are actually made to the participants).

The information included in the table below reflects elective deferrals, Company matching contributions, dividends credited to the participants’ accounts during 2011, aggregate withdrawals and the aggregate balance of deferred compensation accounts at December 31, 2011. Since deferrals, along with any matching contributions, related to the KEIP and the MPIP are credited in the year after they are earned, these amounts differ from the KEIP and MPIP payments in the Summary Compensation Table, which, for each year, reflect amounts earned in that year.

Name	Executive Contributions in Last Fiscal Year (1)($)	Company Contributions in Last Fiscal Year (2)($)	Aggregate Earnings in Last Fiscal Year (3)($)	Aggregate Withdrawals/ Distributions (4)($)	Aggregate Balance at Last Fiscal Year End (5)($)
Thomas C. Schievelbein	$3,250	$3,250	$–	$–	$6,825
Michael T. Dan	288,942	310,270	215,928	–	14,864,079
Joseph W. Dziedzic	100,297	106,033	5,603	–	464,244
Ronald F. Rokosz	81,375	85,406	9,035	–	684,450
Frank T. Lennon	81,875	85,948	56,738	249,988	3,733,984
McAlister C. Marshall, II	69,450	72,488	5,189	–	413,827

(1)	Under the deferred compensation program, a participant is permitted to defer base salary, incentive amounts earned under the KEIP and the MPIP and amounts in excess of 401(k) limits as supplemental savings. The dollar value of the deferred amounts is converted into common stock units that represent an equivalent number of shares of Brink’s Common Stock in accordance with the formulas in the deferred compensation program. See the description of the formulas beginning on page 43. The following table sets forth the amount of salary and cash incentive awards deferred in 2011 under the deferred compensation program by each of the named executive officers and the corresponding number of units representing shares of Brink’s Common Stock credited to his account:

Name	Salary Deferred	Incentive Compensation Deferred(a)	Total	Common Stock Units
Mr. Schievelbein	$3,250	$–	$3,250	127
Mr. Dan	193,942	95,000	288,942	9,965
Mr. Dziedzic	70,297	30,000	100,297	3,509
Mr. Rokosz	59,375	22,000	81,375	2,868
Mr. Lennon	59,875	22,000	81,875	2,888
Mr. Marshall	49,450	20,000	69,450	2,456

(a)	The incentive compensation deferred in 2011 was earned by each named executive officer for 2010.

(2)	Under the deferred compensation program, a participant also receives Company matching contributions with respect to salary and KEIP awards deferred and supplemental savings plan contributions, which amounts are converted into common stock units that represent an equivalent number of shares of Brink’s Common Stock in accordance with the formulas in the deferred compensation program. See the description of the formulas beginning on page 43. The following table sets forth the amount of Company matching contributions made in 2011 with respect to deferrals of salary and KEIP awards and supplemental savings plan contributions for each of the named executive officers and the corresponding number of units representing shares of Brink’s Common Stock credited to his account:

Name	Salary Matching Contribution	Key Employees Incentive Plan Matching Contribution	Supplemental Savings Plan Matching Contribution	Total(a)	Common Stock Units
Mr. Schievelbein	$3,250	$–	$–	$3,250	127
Mr. Dan	108,628	95,000	106,642	310,270	10,702
Mr. Dziedzic	47,350	30,000	28,683	106,033	3,715
Mr. Rokosz	43,250	22,000	20,156	85,406	3,016
Mr. Lennon	43,583	22,000	20,365	85,948	3,038
Mr. Marshall	37,300	20,000	15,188	72,488	2,570

(a)	These amounts are included within “All Other Compensation” for 2011 in the Summary Compensation Table.

(3)	Under the deferred compensation program, dividends paid on Brink’s Common Stock for the common stock units in a participant’s account are deferred and converted into common stock units that represent an equivalent number of shares of Brink’s Common Stock in accordance with the formula in the deferred compensation program. The following table sets forth the aggregate amount of dividends paid on Brink’s Common Stock in 2011 for the common stock units in each named executive officer’s account and the corresponding number of units representing shares of Brink’s Common Stock credited to his account:

Name	Dividends on Brink’s Common Stock(a)	Common Stock Units
Mr. Schievelbein	$–	–
Mr. Dan	215,928	7,923
Mr. Dziedzic	5,603	208
Mr. Rokosz	9,035	333
Mr. Lennon	56,738	2,078
Mr. Marshall	5,189	191

(a)	These amounts are not included in the Summary Compensation Table, as they are not earned at a rate higher than dividends on Brink’s Common Stock.

(4)	Participants who made an election by December 31, 2007 to receive a one-time in-service distribution of the vested portion of his or her account under the deferred compensation program received such distribution in 2008, subject to the limitations under Section 162(m) of the Internal Revenue Code. The distribution was made in the form of Brink’s Common Stock. Any undistributed portion of a participant’s account remained credited to his or her account. Due to Section 162(m) limitations, Mr. Lennon did not receive his full distribution in 2008, but received a partial distribution in that year and in subsequent years, including 2011.

(5)	The following table sets forth the composition of the aggregate balance of deferred compensation as of December 31, 2011 for each of the named executive officers. It includes (a) the aggregate contributions made by each of the named executive officers, (b) the aggregate contributions made by the Company on behalf of each of the named executive officers, (c) dividends paid on Brink’s Common Stock for the common stock units in each named executive officer’s account and the change in market value of the common stock units based on the change in market value of Brink’s Common Stock, (d) aggregate distributions to participants, and (e) the aggregate number of units representing shares of Brink’s Common Stock credited to each named executive officer’s account:

Name	Years of Participation	Aggregate Executive Contributions	Aggregate Company Contributions	Dividends and Changes in Market Value	Aggregate Distributions	Aggregate Balance(a)	Common Stock Units(b)
Mr. Schievelbein	0	$3,250	$3,250	$325	$–	$6,825	254
Mr. Dan	21	5,919,893	3,812,937	6,205,610	1,074,361	14,864,079	552,979
Mr. Dziedzic	2	215,967	228,652	19,625	–	464,244	17,271
Mr. Rokosz	14	1,076,575	711,655	1,486,002	2,589,782	684,450	25,463
Mr. Lennon	21	1,974,105	1,074,246	2,030,553	1,344,920	3,733,984	138,913
Mr. Marshall	9	231,479	199,043	46,683	63,378	413,827	15,395

(a)	Represents value as of December 31, 2011 including unit allocations on January 3, 2012.

(b)	Includes unit allocations on January 3, 2012.

Key Employees’ Deferred Compensation Program

Deferrals

The Company’s deferred compensation program is an unfunded plan that provides deferred compensation for a select group of the Company’s management, including the named executive officers. Under the deferred compensation program, a named executive officer is permitted to defer receipt of:

•	up to 100% of his cash incentive payments awarded under the KEIP (in 10% increments),

•	up to 50% of his base salary (in 5% increments),

•

any or all amounts that are prevented from being deferred, and the related matching contribution, under the Company’s 401(k) Plan as a result of the limitations imposed by the Internal Revenue Code and

•	up to 100% of his cash incentive payments awarded under the MPIP (in 10% increments).

The Company provides matching contributions for deferred KEIP amounts (100% of the first 10% deferred), deferred salary (100% of the first 10% deferred) and supplemental 401(k) Plan contributions (for 2011, 125% of the first 5% of salary and KEIP deferrals less amounts deferred into the Company’s 401(k) Plan; for 2012, these amounts have been decreased to 100% of the first 4% of these deferrals).

Amounts deferred under the salary and supplemental savings portion of the deferred compensation program, including Company matching contributions, are converted on the first business day of the month following the month in which the deferral was made into common stock units that represent an equivalent number of shares of Brink’s Common Stock. The dollar values are converted in accordance with the formula in the deferred compensation program, which is based on the average of the high and low per share quoted sale prices for Brink’s Common Stock as reported on the New York Stock Exchange for each trading day during the month immediately preceding the crediting of such units. Dividends paid with respect to the common stock units in a participant’s account are also converted into common stock units using an average market price for Brink’s Common Stock on the payment date for the dividend.

Amounts deferred related to KEIP awards, including Company matching contributions, are converted to common stock units using the average market price for the month preceding the month in which the KEIP awards are paid. Amounts deferred related to MPIP awards are converted using the average market price for the month preceding the month in which the MPIP awards are paid.

Distributions

General. The deferred compensation program provides for distributions of one share of Brink’s Common Stock for each common stock unit in a participant’s account. Cash is paid in lieu of the issuance of fractional shares. However, the value of the shares of Brink’s Common Stock and cash distributed with respect to amounts deferred before January 1, 2007 may not be less than the following:

•	with respect to deferred salary, the amount of salary actually deferred by the participant, including related dividends, but excluding any matching contributions and related dividends; and

•

with respect to deferred cash incentive payments under the KEIP and the MPIP, the amount actually deferred by the participant under such plans, including related dividends, but excluding any matching contributions and related dividends.

This minimum value of the shares of Brink’s Common Stock and cash distributed with respect to deferred incentive payments does not apply to supplemental 401(k) Plan deferrals or to any amounts deferred after January 1, 2007.

Termination Upon Death, Retirement, Disability or Change in Control. Upon the termination of participation as a result of death, retirement, total and permanent disability or termination for any reason within three years following a change in control, lump-sum distributions for all accrued units are made under the deferred compensation program six months after termination of employment. A participant may elect, however, to receive the shares in up to ten equal annual installments beginning after the last day of the sixth month following the fifth anniversary of the date of termination.

Termination Other Than Upon Death, Retirement, Disability or Change in Control. In the event that a participant’s employment terminates for a reason not described above, the participant receives the contributions made by the participant and related dividends. In addition, the participant forfeits all common stock units attributable to matching contributions and related dividends for the year in which the termination occurs and the common stock units attributable to matching contributions and related dividends that are otherwise unvested. If a participant’s employment is terminated for “cause,” the participant forfeits all common stock units attributable to matching contributions and related dividends credited to the participant’s account under the program whether or not vested. A participant’s common stock units attributable to Company matching contributions and related dividends vest based on the number of months for which the participant has made salary or KEIP deferral elections as follows:

Months of Participation	Vested Percentage
Less than 36 months	0%
at least 36 months but less than 48 month	50%
at least 48 months and less than 60 months	75%
60 months or more	100%

Messrs. Dan, Lennon, Marshall and Rokosz are fully vested. Messrs. Dziedzic and Schievelbein are 0% vested.

Lump-sum distributions are made six months after termination of employment. A participant may elect, however, to receive the shares in up to ten equal annual installments beginning after the last day of the sixth month following the fifth anniversary of the date of termination.

In-Service Distributions. In 2007, the deferred compensation program was amended to eliminate the ability to receive in-service distributions, other than for the following one-time only exception. Because of changes made to the deferred compensation program in response to Section 409A of the Internal Revenue Code, and because of certain transition relief available under Section 409A that expired on December 31, 2008, the Compensation Committee determined that it was appropriate to allow each participant to elect to receive an in-service distribution of the vested portion of his or her account under the deferred compensation program, provided that distributions would only be permitted if they were tax deductible by the Company under Section 162(m) of the Internal Revenue Code. Portions of any distributable amounts that were above the Section 162(m) limitation are distributed annually up to the tax-deductible limit. Accordingly, any participant who made an election by December 31, 2007 received a distribution in 2008 of the vested portion of his or her account under the deferred compensation program, subject to the Section 162(m) limitation. Because Mr. Lennon’s original distribution was subject to the Section 162(m) limitation, he received a partial distribution in 2008 and in each subsequent year, including 2011. The distributions were made in the form of Brink’s Common Stock. Any undistributed portion of a participant’s account remains credited to his or her account.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In addition to the general provisions of the Company’s benefit plans, there are the following types of contracts currently in place which govern payments to the named executive officers in connection with termination or a change in control:

•	A severance agreement with Mr. Lennon; and

•	Change in control agreements with Messrs. Dziedzic, Lennon and Marshall.

The agreements and the Company’s benefit plans have been designed so that payments and benefits are not duplicative. The agreements, and benefits available under the agreements, are explained below on pages 44 through 49. Summary tables reflecting the payments that would be expected to be paid to each named executive officer under various termination circumstances as of December 31, 2011 are also set forth below on pages 49 through 56.

The following section describes each contract, agreement, plan or arrangement that provides for payments to the named executive officers at, following or in connection with their termination from the Company, including following a change in control of the Company.

During 2011, Mr. Dan retired from the Company. In anticipation of his retirement, the Company entered into a succession agreement with Mr. Dan. Mr. Dan’s former employment agreement, the succession agreement and the amounts paid to Mr. Dan in conjunction with his cessation of employment from the Company are described below.

Certain Definitions under the Agreements

The agreements with the named executive officers generally define “cause,” “change in control” and “good reason” as follows:

•	“cause” means:

•

in the severance agreement for Mr. Lennon, an act or acts of dishonesty intended to result in substantial personal enrichment at the expense of the Company or repeated material violations by the named executive officer of the terms of the applicable agreement that are demonstrably willful and deliberate and that remain uncured within a reasonable time after written notice specifying the nature of such violations.

•

in the change in control agreements, embezzlement, theft or misappropriation of any property of the Company, the willful breach of any fiduciary duty to the Company, the willful failure or refusal to comply with laws or regulations applicable to the Company and its business or the policies of the Company governing the conduct of its employees, gross incompetence in the performance of job duties, commission of a felony or of any crime involving moral turpitude, fraud or misrepresentation, the failure to perform duties consistent with a commercially reasonable standard of care or any gross negligence or willful misconduct resulting in a loss to the Company.

•	a “change in control” generally will be deemed to have occurred:

•

upon any (1) combination of the Company in which the Company is not the surviving entity or (2) sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all the assets of the Company;

•	when any third-party becomes the beneficial owner of more than 20% of the total voting power of the Company; or

•

if at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority thereof, unless the election by the Company’s shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

•

“good reason” generally means any of the following events that is not cured by the Company within 30 days after written notice thereof from the named executive officer to the Company, which written notice must be made within 90 days of the occurrence of the event:

•

without the named executive officer’s express written consent, (1) any action by the Company that results in a material diminution in the named executive officer’s position, authority, duties or responsibilities or (2) any material failure by the Company to comply with its obligations to provide the named executive officer with the benefits to which he is entitled for continued employment under the applicable agreement;

•	without the named executive officer’s express written consent, the Company’s requiring a material change to the named executive officer’s work location;

•	the failure by the Company to require any successor entity to assume the applicable agreement and agree to perform the Company’s obligations under the applicable agreement; or

•	any material breach by the Company of the agreement;

•

provided, however, that good reason will cease to exist if the named executive officer has not terminated employment within two years following the initial occurrence of the event constituting good reason.

Severance Agreement with Mr. Lennon

On September 22, 1997, the Company entered into a severance agreement with Mr. Lennon. Under this agreement, if Mr. Lennon terminates his employment for good reason or the Company terminates his employment other than for cause, death or incapacity, he will receive the compensation and other benefits described below:

•	The Company will make a lump sum cash payment (or in stock if provided by a relevant plan) consisting of the aggregate of the following amounts:

•

the sum of (1) the currently effective annual base salary through the date of termination to the extent not already paid, (2) a portion of the highest annual bonus awarded during the past three years pro-rated based on the number of days worked in the year of his termination, and (3) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1) through (3) is referred to in this sub-section and in the tables below as the “Accrued Obligation Payment”); and

•	an amount equal to three times the sum of his annual base salary and his highest annual bonus awarded during the last three years.

•

For three years after Mr. Lennon’s date of termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company will continue benefits to him and/or his family at least equal to those that would have been provided to him in accordance with benefit plans, programs, practices and policies, including medical, disability, group life, accidental death and travel accident insurance plans and programs, if his employment had not been terminated or, if more favorable to him, as in effect generally at any time thereafter. However, if Mr. Lennon becomes employed by another employer and is eligible to receive medical benefits under another employer-provided plan, the medical benefits provided by the Company will be secondary to those provided under such other plan during such applicable period of eligibility.

•	The Company will provide Mr. Lennon with outplacement services.

•

All unexercised Brink’s Common Stock options granted before the date of termination, whether or not such options are exercisable on the date of termination, will become immediately vested and exercisable.

•	The Company, if requested within three years of the date of termination, will arrange for the purchase of Mr. Lennon’s principal residence and the provision of certain relocation benefits to him.

•

To the extent not already paid or provided, the Company will pay or provide to Mr. Lennon any other amounts or benefits required to be paid or provided or that he is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company, including earned but unpaid Brink’s Common Stock and similar compensation (such other amounts and benefits are referred to in this sub-section and in the tables below as the “Other Benefits”).

If Mr. Lennon’s employment is terminated by reason of his death or incapacity, Mr. Lennon’s severance agreement will terminate without further obligations to him other than for payment of:

•	the Accrued Obligation Payment; and

•

the provision by the Company of death benefits or disability benefits, as applicable, in accordance with the Company’s welfare benefit plans and programs as in effect on the date of the severance agreement or, if more favorable to Mr. Lennon, at his deemed date of termination.

If the Company terminates Mr. Lennon’s employment for cause, the severance agreement will terminate without further obligations to him, other than payment of (1) his currently effective annual base salary through the date of termination and (2) any Other Benefits, in each case to the extent not already paid.

If Mr. Lennon voluntarily terminates his employment, the severance agreement will terminate without further obligations to him, other than payment of the Accrued Obligation Payment and Other Benefits.

If the payments received under the severance agreement are subject to the excise tax imposed by the Internal Revenue Code on excess parachute payments, Mr. Lennon will be entitled to a gross-up payment such that his net payments after payment of all taxes are equal to the payments that would have been received if the excise tax had not been imposed.

Mr. Lennon is also party to a change in control agreement, the material terms of which are described below under “Change in Control Agreements.” The benefits payable under Mr. Lennon’s change in control agreement and the severance agreement are not duplicative. In the event of a conflict between the terms of the two agreements, Mr. Lennon is entitled to receive the compensation and benefits most favorable to him. Mr. Lennon’s severance agreement also contains confidentiality provisions to which he is subject for three years after termination of his employment.

Change in Control Agreements

The change in control agreements provide certain compensation and continued benefits in the event that a “change in control” occurs and the executive remains employed by the Company or its successor for one year following the change in control. In addition, these agreements provide certain compensation and benefits in the event that a change in control occurs and either the executive is terminated by the Company without “cause” or they quit for “good reason” within two years following a change in control. On February 25, 2010, Messrs. Dan, Dziedzic, Lennon and Marshall entered into new change in control agreements with the Company that superseded and replaced change in control agreements previously in effect. The agreements standardized the change in control agreement provisions for these executives and eliminated tax gross-up provisions for these executives to the extent those provisions were contained in previous change in control agreements. The principal terms of these agreements are described below. The expiration date for each of the change in control agreements is February 25, 2013.

Change in Control Agreements—Benefits Following a Change in Control if Executive is not Terminated

Salary and Bonus.  During the first two years of employment following a change in control, each executive will receive annual compensation equal to the sum of (1) a salary not less than the executive’s annualized salary in effect immediately before the change in control occurred, plus (2) a bonus not less than the amount of the executive’s average bonus award under the KEIP or any substitute or successor plan for the last three years preceding the date the change in control occurred.

Incentive, Savings and Retirement Plans.  During the executive’s continued employment, he is entitled to continue to participate in all available incentive and savings plans and programs.

Welfare Benefit Plans.  During the executive’s continued employment, he and/or his family or beneficiary, as the case may be, is eligible to participate in and will receive all benefits under generally available welfare benefit plans and programs.

Change in Control Agreements—Termination Benefits Following a Change in Control

Termination for Good Reason or for Reasons Other Than for Cause, Death or Incapacity.  If an executive terminates his employment for good reason or the Company terminates the executive’s employment following the date of the change in control other than for cause, death or incapacity, the executive will receive the following compensation and other benefits:

•	The Company will make a lump sum cash payment to the executive consisting of the aggregate of the following amounts:

•

the sum of (1) the executive’s currently effective annual base salary through the date of termination to the extent not already paid, (2) a portion of his average annual bonus awarded during the past three years pro-rated based on the number of days worked in the year of his termination and (3) any accrued vacation pay, in each case to the extent not already paid or credited (the sum of the amounts described in clauses (1) through (3) is referred to in this subsection and in the tables below as the “Accrued Obligation Payment”); and

•	an amount equal to two times the sum of his annual base salary and his average annual bonus awarded during the past three years.

•	The Company will provide the executive with outplacement services.

•

To the extent not already paid or provided, the Company will pay or provide any other amounts or benefits required to be paid or provided or that the executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company (such other amounts and benefits are referred to in this sub-section and in the tables below as the “Other Benefits”).

Under their respective change in control agreements, in the event the executive elects continued medical benefit coverage, the Company will reimburse him for a period of up to 18 months for premiums associated with such coverage in an amount equal to the premiums that the Company would have paid for such coverage had his employment continued.

Termination for Death or Incapacity.  If an executive’s employment is terminated by reason of the executive’s death or incapacity following the date of the change in control, the change in control agreement will terminate without further obligations to the executive’s legal representatives, other than for (1) the payment of the Accrued Obligation Payment and (2) the provision by the Company of death benefits or disability benefits, respectively, in accordance with the Company’s welfare benefit plans and programs applicable to full-time officers or employees of the Company as in effect on the date of the change in control or, if more favorable to the executive, at the executive’s deemed date of termination.

Termination for Cause.  If the Company or its successor terminates an executive’s employment for cause following the date of the change in control, the change in control agreement will terminate without further obligations to the executive other than payment of (1) the executive’s currently effective annual base salary through the date of termination and (2) Other Benefits, in each case to the extent not already paid or credited.

Termination for Other Than for Good Reason.  If an executive voluntarily terminates employment following the date of the change in control, excluding a termination for good reason, the change in control agreement will terminate without further obligations to the executive, other than for the payment of the Accrued Obligation Payment and Other Benefits.

Employment Agreement and Succession Agreement with Mr. Dan

In May 1998, the Company entered into an employment agreement with Mr. Dan that, as amended as of May 13, 2009, provided him with a minimum annual salary of $1,107,250 in exchange for his services as President and Chief Executive Officer of the Company. The agreement provided that if the Company terminated Mr. Dan’s employment other than for cause, death or incapacity, or if Mr. Dan terminated his employment for a deemed “constructive termination,” Mr. Dan would be entitled to receive a lump-sum cash payment equal to (1) his annual salary, as in effect immediately prior to such termination, multiplied by two, plus (2) the bonus, if any, paid to him in respect of the immediately preceding fiscal year, multiplied by two, plus (3) a reasonable sum reflecting the economic equivalent of applicable Company retirement and employment benefit plans, including the salary continuation plan and the Company’s charitable matching program, for a two-year period starting with his date of termination.

In anticipation of Mr. Dan’s retirement, Mr. Dan and the Company entered into a succession agreement on November 13, 2011. The succession agreement provided that Mr. Dan would resign as Chairman of the Board as of November 13, 2011, and that his employment with the Company and membership on the Board would terminate on December 23, 2011. It further provided that Mr. Dan’s termination would be treated as a termination by the Company “without cause” for purposes of all contractual entitlements, including under his employment agreement, and as a “retirement” under any plan, policy or arrangement of the Company as to which Mr. Dan had met the applicable retirement criteria as of December 23, 2011. The succession agreement confirmed that Mr. Dan would receive the following benefits, each of which was provided for under the existing terms of his employment agreement and other plans, policies and arrangements of the Company:

•

not later than December 31, 2011, the lump sum severance payment described in Section 4(d) of his employment agreement, generally consisting of (i) two times the sum of his base salary and annual bonus paid to him in respect of the Company’s fiscal year immediately preceding the date of his termination of employment, plus (ii) the economic equivalent of two years’ continued participation in benefit plans;

•	an annual incentive payment in respect of 2011 pursuant to the KEIP equal to his target in respect to 2011, payable not later than December 31, 2011;

•

pro-rated vesting of his awards under the MPIP which are outstanding on the date of his termination of employment, and payment of those pro-rated awards in the ordinary course based on actual Company performance;

•

continued vesting of his awards granted under the 2005 Equity Plan in accordance with the terms of Section 11 thereof, and each of his stock options shall remain outstanding until the applicable expiration date provided under the terms of those stock options;

•	a distribution of his vested accrued deferred compensation in accordance with Article 7 of the Key Employees’ Deferred Compensation Program (this distribution will occur in 2012); and

•	payment of his vested accrued benefits under the pension-retirement plan and pension equalization plan beginning in 2012 in accordance with the terms thereof.

The succession agreement provided that Mr. Dan waived his right to resign for “good reason” or in a “constructive termination” under his employment agreement or the plans, policies and arrangements of the Company as a result of the actions contemplated by the succession agreement. It also provided that Mr. Dan would (1) continue to comply with the post-employment restrictive covenants to which he is subject under his employment agreement and any other compensation or benefit plan, (2) make himself available following the date of his termination of employment to assist the Company in a transition of his duties as Chief Executive Officer, and (3) execute a release of claims against the Company and affiliated parties.

Hypothetical Termination Benefits Following Termination Without a Change in Control

The tables below provide information with respect to the compensation and other benefits payable by the Company to the named executive officers other than Mr. Dan as of December 31, 2011 under the scenarios covered by the agreements described above and the Company’s policies and programs assuming their employment is terminated without a change in control. Mr. Dan is not included in the tables below because he retired prior to December 31, 2011.

Termination of Employment by Named Executive Officer for Good Reason

or by the Company for Other Than Cause, Death or Incapacity

(Without a Change in Control)

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that the named executive officer terminated his employment for good reason or the Company terminated the named executive officer’s employment on December 31, 2011 other than for cause, death or incapacity and that a change in control had not occurred as of that date.

Name	Accrued Obligation Payment	Payment Based on Annual Salary and Bonus	Continuation of Benefit Plans	Earn out of Open Long- Term Awards(1)	Other Benefits(2)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Schievelbein	$–	$–	$–	$–	$–	$–	$3,412	$3,412
Mr. Dziedzic	–	–	–	–	–	–	292,971	292,971
Mr. Rokosz	–	–	–	634,967	–	760,357	684,450	2,079,774
Mr. Lennon	300,000	2,220,000	198,098	753,931	300,962	3,532,404	3,733,984	11,039,379
Mr. Marshall	–	–	–	–	–	75,971	413,827	489,798

(1)	Includes value at December 31, 2011 of outstanding MPIP awards, unvested options and restricted stock units that will be payable in accordance with their terms. Restricted stock units are valued based on the number of restricted stock units multiplied by the closing price of Brink’s Common Stock at December 31, 2011. Unvested options are valued based on the difference between the closing price of Brink’s Common Stock at December 31, 2011 and the respective option’s exercise price.

(2)	Includes the estimated benefit under the Company’s Senior Executive Relocation Program. Only Mr. Lennon is covered under this program.

Termination of Employment by Reason of Named Executive Officer’s Death

(Without a Change in Control)

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that the named executive officer’s employment terminated by reason of the named executive officer’s death on December 31, 2011 and that a change in control had not occurred as of that date.

Name	Accrued Obligation Payment	Present Value of Death Benefits under Welfare Benefit Plans(1)	Other Benefits(2)	Present Value of Accumulated Pension Benefit(3)	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Schievelbein	$–	$–	$–	$–	$6,825	$6,825
Mr. Dziedzic	–	1,295,898	1,311,075	–	464,244	3,071,217
Mr. Rokosz	–	1,169,272	634,967	438,915	684,450	2,927,604
Mr. Lennon	300,000	1,185,437	753,931	1,561,719	3,733,984	7,535,071
Mr. Marshall	–	1,031,869	606,655	85,095	413,827	2,137,446

(1)	The executive’s beneficiary or estate will receive ten equal annual payments totaling three times the executive’s base salary. These amounts reflect the net present value of the payments discounted at 2.4%.

(2)	Includes (a) the pro-rated portion of any outstanding MPIP award assuming performance goals are achieved at the target level after December 31, 2011, (b) the value of any unvested option at December 31, 2011 and (c) the value of any restricted stock unit at December 31, 2011:

Name	MPIP	Earn Out of Equity Awards(a)	Total
Mr. Schievelbein	$–	$–	$–
Mr. Dziedzic	216,665	1,094,410	1,311,075
Mr. Rokosz	179,999	454,968	634,967
Mr. Lennon	201,178	552,753	753,931
Mr. Marshall	157,175	449,480	606,655

(a)	The value of any restricted stock unit at December 31, 2011 is based on the number of restricted stock units multiplied by the closing price of Brink’s Common Stock at December 31, 2011. The value of any unvested option at December 31, 2011 is based on the difference between the closing price of Brink’s Common Stock at December 31, 2011 and the respective option’s exercise price.

(3)	The Company’s pension plans provide for a joint and survivor benefit to each participant’s spouse. These amounts reflect the actuarial present value of such benefit, assuming the benefit is payable at approximately 50% of the benefit that would have been payable to the participant if he or she were retired.

Termination of Employment by Reason of Named Executive Officer’s Incapacity

(Without a Change in Control)

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that the named executive officer’s employment terminated by reason of the named executive officer’s incapacity on December 31, 2011 and that a change in control had not occurred as of that date.

Name	Accrued Obligation Payment	Present Value of Incapacity Benefits under Welfare Benefit Plans(1)	Other Benefits(2)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Schievelbein	$–	$2,230,422	$–	$–	$6,825	$2,237,247
Mr. Dziedzic	–	5,131,508	1,311,075	–	464,244	6,906,827
Mr. Rokosz	–	338,793	634,967	760,357	684,450	2,418,567
Mr. Lennon	300,000	–	753,931	3,532,404	3,733,984	8,320,319
Mr. Marshall	–	5,250,550	606,655	75,971	413,827	6,347,003

(1)	In the event of incapacity, short-term disability payments are payable for the first six months during the disability period. Such payments cover 100% of the executive’s base salary. Thereafter, long-term disability payments are payable until the retirement of the executive (usually at the social security retirement age). Such payments cover 60% of the executive’s base salary and three year average KEIP payout with a limit of $25,000 per month. The amounts represent the net present value of such disability payments as well as the Company’s continuation of Executive Salary Continuation premiums during the disability period, discounted at 3.3%. The plan was amended effective January 1, 2012 to reduce the benefit to 50% of current annual salary plus the average of the last three annual incentive payments under the KEIP, with a maximum annual payment of $300,000.

(2)	For details, see table above. Includes (a) the pro-rated portion of any outstanding MPIP award assuming performance goals are achieved at the target level after December 31, 2011, (b) the effect of exercising any unvested option at December 31, 2011 when such options eventually vest (options are not accelerated in the event of incapacity with no change in control) based on the difference between the price of Brink’s Common Stock (assumed to be the closing price at December 31, 2011) and the respective option’s exercise price and (c) the value of any restricted stock unit at December 31, 2011 based on the closing price of Brink’s Common Stock at December 31, 2011.

Termination of Employment by the Company for Cause

(Without a Change in Control)

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that the Company terminated the named executive officer’s employment for cause on December 31, 2011 and that a change in control had not occurred as of that date.

Name	Annual Base Salary Not Previously Paid(1)	Other Benefits	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation(2)	Total
Mr. Schievelbein	$–	$–	$–	$3,412	$3,412
Mr. Dziedzic	–	–	–	292,971	292,971
Mr. Rokosz	–	–	760,357	420,269	1,180,626
Mr. Lennon	–	–	3,532,404	2,561,037	6,093,441
Mr. Marshall	–	–	75,971	244,289	320,260

(1)	All Annual Base Salary was paid as of December 31, 2011.

(2)	In the event of a termination for cause, all matching amounts and related dividends under the deferred compensation program are forfeited.

Termination of Employment by Named Executive Officer for Other Than Good Reason

(Without a Change in Control)

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that the named executive officer voluntarily terminated his employment on December 31, 2011 other than for good reason and that a change in control had not occurred as of that date.

Name	Accrued Obligation Payment	Other Benefits	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Schievelbein	$–	$–	$–	$3,412	$3,412
Mr. Dziedzic	–	–	–	292,971	292,971
Mr. Rokosz	–	634,967	760,357	684,450	2,079,774
Mr. Lennon	300,000	753,931	3,532,404	3,733,984	8,320,319
Mr. Marshall	–	–	75,971	413,827	489,798

Retirement of Named Executive Officer

(Without a Change in Control)

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that the named executive officer retired from the Company on December 31, 2011 and that a change in control had not occurred as of that date.

Name	Accrued Obligation Payment	Other Benefits(1)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Schievelbein(2)	$–	$–	$–	$–	$–
Mr. Dziedzic(2)	–	–	–	–	–
Mr. Rokosz	–	634,967	760,357	684,450	2,079,774
Mr. Lennon	300,000	753,931	3,532,404	3,733,984	8,320,319
Mr. Marshall(2)	–	–	–	–	–

(1)	For details, see table on page 50. Includes the effect of exercising any unvested option at December 31, 2011 when such options eventually vest (options are not accelerated in the event of retirement with no change in control) based on the difference between the price of Brink’s Common Stock (assumed to be the closing price at December 31, 2011) and the respective option’s exercise price. Also includes the value of restricted stock units based on the closing price of Brink’s Common Stock at December 31, 2011.

(2)	Messrs. Schievelbein, Dziedzic and Marshall are not eligible for retirement.

Hypothetical Termination Benefits Following a Change in Control

The tables below provide information with respect to the compensation and other benefits payable by the Company as of December 31, 2011 to the named executive officers (other than Mr. Dan) under the scenarios covered by the agreements described above and the Company’s plans and programs, assuming a change in control occurs. Mr. Dan is not included in the tables below because he retired prior to December 31, 2011.

Continued Employment until December 31, 2012

(Following a Change in Control)

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that a change in control occurred on December 31, 2011 and the named executive officers continued their employment with the Company until December 31, 2012.

Name	Salary	Bonus	Benefits Under Incentive, Savings and Retirement Plans(1)	Benefits under Welfare Benefit Plans	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Schievelbein	$–	$–	$–	$–	$–	$6,825	$6,825
Mr. Dziedzic	481,000	324,467	119,633	22,175	–	464,244	1,411,519
Mr. Rokosz	–	–	–	–	760,357	684,450	1,444,807
Mr. Lennon	440,000	243,333	99,548	18,707	3,532,404	3,733,984	8,067,976
Mr. Marshall	383,000	194,333	86,088	19,840	75,971	413,827	1,173,059

(1)	Assumes (a) identical matching contributions under the deferred compensation program as those paid in the year ended December 31, 2011, for Messrs. Dziedzic, Lennon and Marshall, (b) projected 2012 maximum matching contributions under the 401(k) Plan of $13,600 and (c) no incremental benefit earned under any pension plan for which benefits were frozen at December 31, 2005.

Termination of Employment by Named Executive Officer for Good Reason

or by the Company for Other Than Cause, Death or Incapacity

(Following Change in Control)

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that a change in control occurred on December 31, 2011 and that the named executive officer terminated his employment for good reason or the Company terminated the named executive officer’s employment on that date other than for cause, death or incapacity.

Name	Accrued Obligation Payment	Payment Based on Annual Salary and Bonus	Continuation of Benefit Plans	Other Benefits(1)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Schievelbein	$–	$–	$–	$–	$–	$6,825	$6,825
Mr. Dziedzic	324,467	1,610,933	138,527	1,544,410	–	464,244	4,082,581
Mr. Rokosz	–	–	–	994,968	760,357	684,450	2,439,775
Mr. Lennon	300,000	2,220,000	198,098	1,363,715	3,532,404	3,733,984	11,348,201
Mr. Marshall	194,933	1,155,867	104,397	849,480	75,971	413,827	2,794,475

(1)	Includes (a) the value of all outstanding MPIP awards deemed to be earned at 100% of the specified target dollar amount, as discussed under “Management Performance Improvement Plan Awards—Management Performance Improvement Plan” beginning on page 35, (b) the value of any unvested option or restricted stock unit at December 31, 2011, (c) the effect of any tax gross-up payments for Mr. Lennon, which would not be applicable for termination payments as of December 31, 2011 because no excise tax would be owed, and (d) the estimated benefit under the Company’s Senior Executive Relocation Program for Mr. Lennon:

Name	MPIP	Earn Out of Equity Awards(a)	Tax Gross-Up Payment	Relocation	Total
Mr. Schievelbein	$–	$–	$–	$–	$–
Mr. Dziedzic	450,000	1,094,410	–	–	1,544,410
Mr. Rokosz	540,000	454,968	–	–	994,968
Mr. Lennon	510,000	552,753	–	300,962	1,363,715
Mr. Marshall	400,000	449,480	–	–	849,480

(a)	The value of any restricted stock unit at December 31, 2011 is based on the number of restricted stock units multiplied by the closing price of Brink’s Common Stock at December 31, 2011. The value of any unvested option at December 31, 2011 is based on the difference between the closing price of Brink’s Common Stock at December 31, 2011 and the respective option’s exercise price.

Termination of Employment by Reason of Named Executive Officer’s Death

(Following Change in Control)

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that a change in control occurred on December 31, 2011 and that the named executive officer’s employment terminated by reason of the named executive officer’s death on that date.

Name	Accrued Obligation Payment	Present Value of Death Benefits under Welfare Benefit Plans	Earn Out of Open Long Term Awards(1)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Schievelbein	$–	$–	$–	$–	$6,825	$6,825
Mr. Dziedzic	324,467	1,295,898	1,544,410	–	464,244	3,629,019
Mr. Rokosz	–	1,169,272	994,968	438,915	684,450	3,287,605
Mr. Lennon	300,000	1,185,437	1,062,753	1,561,719	3,733,984	7,843,893
Mr. Marshall	194,933	1,031,869	849,480	85,095	413,827	2,575,204

(1)	Includes (a) the effect of all outstanding MPIP awards deemed to be earned at 100% of the specified target dollar amount, as discussed under “Management Performance Improvement Plan Awards—Management Performance Improvement Plan” beginning on page 35, and (b) the value of any unvested option or restricted stock unit at December 31, 2011 based on the difference between the closing price of Brink’s Common Stock at December 31, 2011 and the respective option’s exercise price and the value of restricted stock units based on the closing price of Brink’s Common Stock at December 31, 2011:

Name	MPIP	Earn Out of Equity Awards	Total
Mr. Schievelbein	$–	$–	$–
Mr. Dziedzic	450,000	1,094,410	1,544,410
Mr. Rokosz	540,000	454,968	994,968
Mr. Lennon	510,000	552,753	1,062,753
Mr. Marshall	400,000	449,480	849,480

Termination of Employment by Reason of Named Executive Officer’s Incapacity

(Following Change in Control)

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that a change in control occurred on December 31, 2011 and the named executive officer’s employment terminated by reason of incapacity on that date.

Name	Accrued Obligation Payment	Present Value of Incapacity Benefits under Welfare Benefit Plans	Earn Out of Open Long Term Awards(1)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Schievelbein	$–	$2,230,422	$–	$–	$6,825	$2,237,247
Mr. Dziedzic	324,467	5,131,508	1,544,410	–	464,244	7,464,629
Mr. Rokosz	–	338,793	994,968	760,357	684,450	2,778,568
Mr. Lennon	300,000	–	1,062,753	3,532,404	3,733,984	8,629,141
Mr. Marshall	194,933	5,250,550	849,480	75,971	413,827	6,784,761

(1)	See table above for details.

Termination of Employment by the Company for Cause

(Following Change in Control)

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that a change in control occurred on December 31, 2011 and that the Company terminated the named executive officer’s employment for cause on that date.

Name	Annual Base Salary Not Previously Paid(1)	Earn Out of Open Long Term Awards(2)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Schievelbein	$–	$–	$–	$3,412	$3,412
Mr. Dziedzic	–	1,544,410	–	292,971	1,837,381
Mr. Rokosz	–	994,968	760,357	420,269	2,175,594
Mr. Lennon	–	1,062,753	3,532,404	2,561,037	7,156,194
Mr. Marshall	–	849,480	75,971	244,289	1,169,740

(1)	All Annual Base Salary was paid as of December 31, 2011.

(2)	See table on page 54 for details.

Termination of Employment by Named Executive Officer for Other Than Good Reason

(Following Change in Control)

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that a change in control occurred on December 31, 2011 and that the named executive officer voluntarily terminated his employment on that date other than for good reason.

Name	Accrued Obligation Payment	Earn Out of Open Long Term Awards(1)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Schievelbein	$–	$–	$–	$6,825	$6,825
Mr. Dziedzic	324,467	1,544,410	–	464,244	2,333,121
Mr. Rokosz	–	994,968	760,357	684,450	2,439,775
Mr. Lennon	300,000	1,062,753	3,532,404	3,733,984	8,629,141
Mr. Marshall	194,933	849,480	75,971	413,827	1,534,211

(1)	See table on page 54 for details.

Retirement of Named Executive Officer

(Following Change in Control)

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that a change in control occurred on December 31, 2011 and that the named executive officer retired from the Company on that date.

Name	Accrued Obligation Payment	Earn Out of Open Long Term Awards(1)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Schievelbein(2)	$–	$–	$–	$–	$–
Mr. Dziedzic(2)	–	–	–	–	–
Mr. Rokosz	–	994,968	760,357	684,450	2,439,775
Mr. Lennon	300,000	1,062,753	3,532,404	3,733,984	8,629,141
Mr. Marshall(2)	–	–	–	–	–

(1)	See table on page 54 for details.

(2)	Messrs. Dziedzic, Marshall and Schievelbein are not eligible for retirement.

Summary of Termination Payments for Named Executive Officers

The following table summarizes the payments and benefits available to each named executive officer as of December 31, 2011 under each termination scenario that has been described on pages 49 to 55.

Payments Upon Termination

as of December 31, 2011

Named Executive Officers

	Termination Without Change in Control						Termination Following Change in Control
	Cause	Voluntary	Death	Incapacity	Retirement	Without Cause or for Good Reason	Cause	Voluntary	Death	Incapacity	Retirement	Without Cause or for Good Reason
Mr. Schievelbein
Already Earned(1)	$3,412	$3,412	$6,825	$6,825	$–	$3,412	$3,412	$6,825	$6,825	$6,825	$–	$6,825
Additional Payments	–	–	–	2,230,422	–	–	–	–	–	2,230,422	–	–

Total	3,412	3,412	6,825	2,237,247	–	3,412	3,412	6,825	6,825	2,237,247	–	6,825

Mr. Dziedzic
Already Earned(1)	292,971	292,971	464,244	464,244	–	292,971	292,971	464,244	464,244	464,244	–	464,244
Additional Payments	–	–	2,606,973	6,442,583	–	–	1,544,410	1,868,877	3,164,775	7,000,385	–	3,618,337

Total	292,971	292,971	3,071,217	6,906,827	–	292,971	1,837,381	2,333,121	3,629,019	7,464,629	–	4,082,581

Mr. Rokosz
Already Earned(1)	1,180,626	1,444,807	1,123,365	1,444,807	1,444,807	1,444,807	1,180,626	1,444,807	1,123,365	1,444,807	1,444,807	1,444,807
Additional Payments	–	634,967	1,804,239	973,760	634,967	634,967	994,968	994,968	2,164,240	1,333,761	994,968	994,968

Total	1,180,626	2,079,774	2,927,604	2,418,567	2,079,774	2,079,774	2,175,594	2,439,775	3,287,605	2,778,568	2,439,775	2,439,775

Mr. Lennon
Already Earned(1)	6,093,441	7,266,388	5,295,703	7,266,388	7,266,388	7,266,388	6,093,441	7,266,388	5,295,703	7,266,388	7,266,388	7,266,388
Additional Payments	–	1,053,931	2,239,368	1,053,931	1,053,931	3,772,991	1,062,753	1,362,753	2,548,190	1,362,753	1,362,753	4,081,813

Total	6,093,441	8,320,319	7,535,071	8,320,319	8,320,319	11,039,379	7,156,194	8,629,141	7,843,893	8,629,141	8,629,141	11,348,201

Mr. Marshall
Already Earned(1)	320,260	489,798	498,922	489,798	–	489,798	320,260	489,798	498,922	489,798	–	489,798
Additional Payments	–	–	1,638,524	5,857,205	–	–	849,480	1,044,413	2,076,282	6,294,963	–	2,304,677

Total	320,260	489,798	2,137,446	6,347,003	–	489,798	1,169,740	1,534,211	2,575,204	6,784,761	–	2,794,475

(1)	Includes aggregate balance of executive’s deferred compensation account and the present value of the executive’s accumulated pension benefit.

DIRECTOR COMPENSATION

The Corporate Governance Committee reviews Board compensation annually. The Company’s Human Resources Department provides support to the Corporate Governance Committee in this review process. FW Cook also advised the Corporate Governance Committee on Board compensation matters in 2011.

The following table presents information relating to total compensation of the non-employee directors for the year ended December 31, 2011.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Betty C. Alewine	$95,597	$95,026	$17,273	$10,632	$218,528
Paul G. Boynton	101,943	95,026	–	11,094	208,063
Marc C. Breslawsky	95,597	95,026	38,064	5,000	233,687
Reginald D. Hedgebeth(5)	37,310	–	–	–	37,310
Michael J. Herling	112,193	95,026	5,293	12,566	225,078
Murray D. Martin	119,943	95,026	20,255	13,391	248,615
Thomas C. Schievelbein(6)	89,128	95,026	115	20,782	205,051
Robert J. Strang(7)	24,445	–	407	1,671	26,523
Ronald L. Turner	96,895	95,026	187	1,314	193,422

(1)	Represents fees earned before deferral of any amounts under the Plan for Deferral of Directors’ Fees.

(2)	Represents (a) the grant date fair value in 2011 related to the allocation of units representing shares of Brink’s Common Stock (“DSAP Units”) to each non-employee director under the terms of the Company’s Directors’ Stock Accumulation Plan (“DSAP”), and (b) the grant date fair value in 2011 related to the allocation of deferred stock units representing shares of Brink’s Common Stock (“Deferred Stock Units”) to each non-employee director under the terms of the Company’s Non-Employee Directors’ Equity Plan.

The following table sets forth (a) the number of DSAP Units granted to each non-employee director during the year ended December 31, 2011, (b) the aggregate grant date fair value of the DSAP Units granted to each non-employee director during the year ended December 31, 2011 and (c) the aggregate number of DSAP Units credited to each non-employee director as of December 31, 2011, which includes prior grants and DSAP Units credited in respect to cash dividends paid on Brink’s Common Stock:

Name	DSAP Units Granted in 2011	Grant Date Fair Value(a)	Total DSAP Units Held
Mrs. Alewine	853	$25,000	15,555
Mr. Boynton	853	25,000	1,997
Mr. Breslawsky	853	25,000	17,258
Mr. Hedgebeth	–	–	–
Mr. Herling	853	25,000	2,947
Mr. Martin	853	25,000	4,785
Mr. Schievelbein	853	25,000	2,947
Mr. Strang	–	–	–
Mr. Turner	853	25,000	9,804
All non-employee directors as a group (9 persons)	5,971	175,000	55,293

(a)	The grant date fair value was computed in accordance with FASB ASC Topic 718 based on the average of the high and low per share quoted sale prices of Brink’s Common Stock, as reported on the New York Stock Exchange on June 1, 2011, the date of grant.

The following table sets forth (a) the number of Deferred Stock Units granted to each non-employee director during the year ended December 31, 2011, (b) the aggregate grant date fair value of the Deferred Stock Units granted to each non-employee director during the year ended December 31, 2011 and (c) the aggregate number of Deferred Stock Units credited to each non-employee director as of December 31, 2011:

Name	Deferred Stock Units Granted in 2011	Grant Date Fair Value(a)	Total Deferred Stock Units Held
Mrs. Alewine	2,256	$70,026	10,589
Mr. Boynton	2,256	70,026	5,889
Mr. Breslawsky	2,256	70,026	10,589
Mr. Hedgebeth	–	–	–
Mr. Herling	2,256	70,026	8,408
Mr. Martin	2,256	70,026	10,589
Mr. Schievelbein	2,256	70,026	8,408
Mr. Strang	–	–	–
Mr. Turner	2,256	70,026	10,589
All non-employee directors as a group (9 persons)	15,792	490,182	65,061

(a)	The grant date fair value was computed in accordance with FASB ASC Topic 718 based on the average of the high and low per share quoted sale prices of Brink’s Common Stock, as reported on the New York Stock Exchange on July 8, 2011, the date of grant.

(3)	Represents total interest on directors’ fees deferred under the Plan for Deferral of Directors’ Fees. Under the deferral plan, a director may elect to defer receipt of his or her fees to future years and to receive interest thereon, compounded quarterly, at the prime commercial lending rate of JPMorgan Chase, as of the end of the previous calendar quarter. For a discussion of the material terms of the deferral plan, see “Plan for Deferral of Directors’ Fees” below. There is no pension plan for the Board.

(4)	Reflects the value of the following perquisites and other personal benefits provided to the non-employee directors in 2011. For purposes of computing the dollar amounts of the items listed below, the Company used the actual cost of providing the perquisite or other personal benefit to the non-employee director.

Name	Personal and Spousal Travel and Entertainment	Matching Gifts Program(a)		Total
Mrs. Alewine	$632	$10,000		$10,632
Mr. Boynton	1,094	10,000		11,094
Mr. Breslawsky	–	5,000		5,000
Mr. Hedgebeth	–	–		–
Mr. Herling	2,566	10,000		12,566
Mr. Martin	3,391	10,000		13,391
Mr. Schievelbein	782	20,000	(b)	20,782
Mr. Strang	1,671	–		1,671
Mr. Turner	1,314	–		1,314

(a)	Under the Company’s matching gifts program, the Company matches charitable gifts made by full-time employees and directors to eligible educational and cultural institutions, social service community organizations, hospitals and environmental organizations.

(b)	Relates to charitable donations for 2010 and 2011, which were both matched in 2011.

(5)	Mr. Hedgebeth was elected to the Board effective July 11, 2011.

(6)	This table discloses the compensation paid to Mr. Schievelbein during his service as a non-employee director. During his appointment as interim Executive Chairman of the Company from November 14, 2011 to December 23, 2011, and since his appointment as interim President and Chief Executive Officer, effective December 24, 2011, Mr. Schievelbein has not received compensation for serving as director of the Company.

(7)	Mr. Strang left the Board upon the expiration of his term in May 2011.

Non-Employee Directors’ Fees

Each non-employee director is paid an annual retainer fee of $53,000, a fee of $1,750 for attendance at each meeting of the Board and of each committee of the Board on which he or she serves and a fee of $1,750 per day for rendering any special services to the Company at the request of the Chairman of the Board. In addition, the Lead Director receives an additional annual fee of $25,000, each committee chair receives an additional annual fee of $10,000, except the chair of the Audit Committee, who receives an additional annual fee of $12,000, and each member of the Audit Committee receives an additional annual fee of $5,000.

2011 Changes to Fees

After consultation with the Company’s Human Resources Department and FW Cook, the Corporate Governance Committee decided to recommend to the Board increasing the annual retainer from $50,000 to $53,000 and increasing the annual fee payable to the chair of the Compensation Committee from $7,500 to $10,000, and the chair of each of the Corporate Governance Committee and the Finance Committee from $5,000 to $10,000. The Board approved those recommended changes in July 2011.

Plan for Deferral of Directors’ Fees

Under the Plan for Deferral of Directors’ Fees, a director may elect to defer receipt of his or her fees and/or dividend equivalent payments to future years and to receive interest thereon, compounded quarterly, at the prime commercial lending rate of JPMorgan Chase, as of the end of the previous calendar quarter. Distributions from a director’s account, which may be made before or after a director ceases to be a member of the Board, generally will be made in a single lump sum distribution; however, a director may elect, in accordance with the deferral plan, to receive a distribution in up to ten equal annual installments.

The following table sets forth the aggregate balance for each participating director under the Plan for Deferral of Directors’ Fees as of December 31, 2011:

Name	Aggregate Balance
Mrs. Alewine	$556,311
Mr. Breslawsky	1,256,900
Mr. Herling	232,517
Mr. Martin	711,015
Mr. Schievelbein	5,305
Mr. Strang	15,032
Mr. Turner	8,049

Directors’ Stock Accumulation Plan

Under the terms of the Directors’ Stock Accumulation Plan, each non-employee director annually receives, as of June 1, an allocation of DSAP Units equal to 50% of the annual retainer currently in effect, divided by the average of the high and low per share quoted sale prices of Brink’s Common Stock on the first trading date in June as reported on the New York Stock Exchange. Additional DSAP Units are credited to a participant’s account in respect of cash dividends paid on Brink’s Common Stock based upon the Directors’ Stock Accumulation Plan’s formula for accrual. DSAP Units credited to a director’s account will vest one year from their grant date, or, if earlier, upon the director’s termination of service or upon the occurrence of a change in control. Upon a participant’s termination of service, the distribution of shares of Brink’s Common Stock equal to the number of DSAP Units allocated to such director’s account generally will be made in a single lump sum distribution; however, a participant may elect, in accordance with the plan, to receive a distribution in up to ten equal annual installments. The Directors’ Stock Accumulation Plan terminates on May 15, 2014, unless it is extended by the Company’s shareholders.

Non-Employee Directors’ Stock Option Plan

The terms of the Non-Employee Directors’ Stock Option Plan do not permit any new grants to be made after May 11, 2008 and none of the non-employee directors received any compensation under this plan in 2011, but previously granted options from this plan remain outstanding.

The following table sets forth the aggregate number of options held by each non-employee director as of December 31, 2011 based on previous option grants under the Non-Employee Directors’ Stock Option Plan.

Name	Total Options Held
Mrs. Alewine	33,194
Mr. Boynton	–
Mr. Breslawsky	33,194
Mr. Hedgebeth	–
Mr. Herling	–
Mr. Martin	14,698
Mr. Schievelbein	–
Mr. Strang	–
Mr. Turner	28,570
All non-employee directors as a group (9 persons)	109,656

Non-Employee Directors’ Equity Plan

The Company implemented the Non-Employee Directors’ Equity Plan in 2008 to replace the Non-Employee Directors’ Stock Option Plan. It was approved by the Company’s shareholders and is part of the Company’s overall compensation program for its non-employee directors. The Board administers the Non-Employee Directors’ Equity Plan and has the sole discretion to grant eligible participants equity awards, including options, stock appreciation rights, restricted stock, other stock-based awards or any combination thereof.

The exercise price of any stock option, the grant price of any stock appreciation right, and the purchase price of any security that may be purchased under any other stock-based award may not be less than 100% of the fair market value of the stock or other security on the date of the grant of the option, right or award. Under the Non-Employee Directors’ Equity Plan, determinations of the fair market value of shares of Brink’s Common Stock are based on the average of the high and low quoted sales price on the grant date and determinations of fair market value with respect to other instruments are made in accordance with methods or procedures established by the Board.

On July 8, 2011, each non-employee director was granted deferred stock units with a market value on the date of grant of $70,026 under the Non-Employee Directors’ Equity Plan. These units vest upon the earlier of one year or upon a director’s separation from service on the Board, provide for cash payments equivalent to Brink’s Common Stock dividends, and will be settled in Brink’s Common Stock on a one-for-one basis six months after a director’s separation from service on the Board.

Directors’ Charitable Award Program

Under the Directors’ Charitable Award Program, the Company will make contributions amounting to $1,100,000 after a participating director’s death on his or her behalf if the director has satisfied the program’s service requirements. Of that amount, $100,000 will be donated to one or more tax-exempt organizations designated by the Company, and $1,000,000 will be donated in accordance with the director’s recommendations to eligible educational institutions and charitable organizations. On February 7, 2003, the Board closed the Directors’ Charitable Award Program to new participants. Messrs. Breslawsky, Dan, Turner and Mrs. Alewine, who each joined the Board before February 7, 2003, currently participate in the Directors’ Charitable Award Program and have each satisfied its service requirements. The Company is the owner and beneficiary of life insurance policies insuring the lives of the participating directors. The proceeds from such policies will fully fund the contributions.

Business Travel Accident Insurance Plan

The Company provides directors with insurance benefits payable in the event of their death, dismemberment, loss of sight, speech, hearing or permanent and total disability if the loss occurs as a result of an accident while the director is traveling on Company business.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information, as of December 31, 2011, regarding shares that may be issued under equity compensation plans currently maintained by the Company.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	4,334,952	(1)	$30.92	(2)	1,497,040
Equity compensation plans not approved by security holders	–		–		–

Total	4,334,952		$30.92		1,497,040

(1)	Includes units credited under the Key Employees’ Deferred Compensation Program, the Directors’ Stock Accumulation Plan, the 2005 Equity Plan and the Non-Employee Directors’ Equity Plan.

(2)	Does not include awards described in footnote (1).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and any persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange reports of ownership and changes in ownership of Brink’s Common Stock and other equity securities of the Company. Officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during 2011, its officers, directors and greater-than-10% beneficial owners timely filed all required reports.

REPORT OF AUDIT AND ETHICS COMMITTEE

In connection with the Audit Committee’s responsibilities set forth in its charter, the Audit Committee has:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2011 with management and KPMG LLP (“KPMG”), the Company’s independent auditors;

•

Discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

Received the written disclosures and the letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the audit committee concerning independence, and has discussed with KPMG its independence.

The Audit Committee also considered, as it determined appropriate, tax matters and other areas of financial reporting and the audit process over which the Audit Committee has oversight.

Based on the Audit Committee’s review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

Michael J. Herling, Chairman

Paul G. Boynton

Murray D. Martin

PROPOSAL NO. 2—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Company’s executive compensation program is designed to incent and reward executives to contribute to the achievement of the Company’s business objectives and to attract, retain and motivate talented executives to perform at the highest level and contribute significantly to the Company’s success. The program is intended to align the interests of the named executive officers with those of shareholders, provide an appropriate and balanced mix of short-term and long-term compensation elements, and reward the achievement of performance measures that are directly related to the Company’s financial goals and the creation of shareholder value, without encouraging unnecessary and excessive risks.

The Compensation Committee believes that the amounts of 2011 actual total compensation for the named executive officers are consistent with these objectives and the competitive market. The compensation of the named executive officers is described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative on pages 14 to 56 of this proxy statement. The Compensation Discussion and Analysis section and the accompanying tables and narrative provide a comprehensive review of the Company’s executive compensation program and its elements, objectives and rationale. Shareholders are urged to read this disclosure before voting on this proposal.

For the reasons stated above, the Board is requesting approval of the following non-binding resolution:

“RESOLVED, that the Company’s shareholders approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table, the other related tables and the accompanying narrative.”

The shareholder vote on this proposal will be non-binding on the Company and the Board and will not be construed as overruling a decision by the Company or the Board. However, the Board and the Compensation Committee value the opinions that shareholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions as they deem appropriate.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF

THE NON-BINDING RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL NO. 3—APPROVAL OF THE SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has, subject to shareholder approval, selected KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012, and the Board recommends approval of such selection by the shareholders. KPMG served in this capacity for the year ended December 31, 2011. One or more representatives of KPMG are expected to attend the annual meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees Paid to KPMG

The following table lists fees billed by KPMG for services rendered in fiscal years 2011 and 2010.

	2011	2010
	(In thousands)
Audit Fees	$5,866	$5,524
Audit-Related Fees	733	264
Tax Fees	704	397
All Other Fees	–	–

Total Fees	$7,303	$6,185

Audit Fees are primarily for professional services provided in connection with the audit of the Company’s financial statements and review of quarterly consolidated financial statements (including the audit of the effectiveness of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002) and audit services provided in connection with other statutory or regulatory filings.

Audit-Related Fees primarily include fees for assurance services that are reasonably related to the audit of the Company’s consolidated financial statements and for services in connection with audits of the Company’s pension and other employee benefit plans.

Tax Fees primarily include fees associated with tax compliance and tax advice, as well as domestic and international tax planning. This category also includes tax planning on mergers and acquisitions and restructurings, as well as other services related to tax disclosure and filing requirements.

All Other Fees are for services provided to the Company not otherwise included in the categories above.

Consideration of Auditor Independence

The Audit Committee has concluded that the provision of the non-audit services by KPMG is compatible with maintaining their independence.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL

OF THE SELECTION OF KPMG LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER INFORMATION

Shareholder Proposals and Director Nominations

Under the regulations of the Securities and Exchange Commission, any shareholder desiring to submit a proposal pursuant to Rule 14a-8 of the Exchange Act to be acted upon at the 2013 annual meeting of shareholders must cause such proposal to be delivered, in proper form, to the Corporate Secretary at the address provided below under “Availability of Documents” no later than November 14, 2012 in order for the proposal to be considered for inclusion in the Company’s proxy statement for that meeting.

To nominate a director at the annual meeting, a shareholder must satisfy conditions specified in the Company’s bylaws. A shareholder who wishes to suggest potential nominees to the Board for consideration should write to the Corporate Governance Committee through the method described under “Communications with Non-Management Members of the Board of Directors” above, stating in detail the qualifications of such nominees for consideration by the Corporate Governance Committee of the Board. The Company’s bylaws also prescribe the procedures a shareholder must follow to bring business (other than pursuant to Rule 14a-8) before annual meetings. For a shareholder to nominate a director or directors at the 2013 annual meeting or bring other business before the 2013 annual meeting, notice must be received by the Secretary of the Company at the principal office of the Company not later than the close of business on January 4, 2013, nor earlier than the close of business on November 5, 2012. The notice must include a description of the proposed business, the reason for it, the complete text of any resolution and other matters specified in the bylaws.

Any shareholder desiring a copy of the Company’s bylaws will be furnished one without charge upon written request to the Corporate Secretary.

Availability of Documents

The Company’s internet address is www.brinks.com. The Company makes available, free of charge, through its website, its Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after the Company electronically files such information with or furnishes it to the SEC. In addition, the Corporate Governance Policies, Business Code of Ethics and the charters of the Audit, Compensation and Corporate Governance Committees also are available on the Company’s website. All of the documents described above are available in print, without charge, to any shareholder upon request by contacting the Corporate Secretary at 1801 Bayberry Court, P.O. Box 18100, Richmond, Virginia 23226-8100 or by phone at (804) 289-9600.

Separate Copies for Beneficial Owners

Institutions that hold shares in “street name” for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of this proxy statement or the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 by contacting the Corporate Secretary at the address listed above under “Availability of Documents.” Beneficial owners with the same address who receive more than one proxy statement and Annual Report on Form 10-K may request delivery of a single proxy statement and Annual Report on Form 10-K by contacting the Corporate Secretary as described above.

Directions to Annual Meeting

Shareholders who desire to attend the annual meeting and vote in person and who need directions to the annual meeting may contact the Corporate Secretary at (804) 289-9600. Shareholders of record who desire to vote in person at the annual meeting will be able to request a ballot at the annual meeting. Shareholders who hold their shares through a broker in “street name” and who desire to vote in person at the annual meeting will not be able to vote their shares at the annual meeting without a legal proxy from the street name holder of record. Those shareholders should contact their brokers for further information.

OTHER MATTERS

The cost of this solicitation of proxies will be borne by the Company. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, facsimile, electronic mail, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of Brink’s Common Stock and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has retained Innisfree M&A Incorporated to perform various proxy advisory and solicitation services. The fee of Innisfree M&A Incorporated in connection with the 2012 annual meeting is currently estimated to be approximately $15,000, plus reimbursement of out-of-pocket expenses.

MICHAEL J. MCCULLOUGH

Secretary

March 14, 2012

EXHIBIT A

Accenture	Healthways	Safety-Kleen Systems
Alcatel-Lucent	HNTB	SAIC
Alexander & Baldwin	Home Shopping Network	7-Eleven
American Water Works	Horizon Blue Cross Blue Shield of New Jersey	Sirius XM Radio
Ann Taylor Stores	Houghton Mifflin Harcourt Publishing	Sprint Nextel
A&P	Hyatt Hotels	Stantec
APL	IAC/InterActive	Starbucks
ARAMARK	IKON Office Solutions	Starwood Hotels & Resorts
AT&T	Iron Mountain	Target
Avaya	J.C. Penney Company	Taubman Centers
Big Lots	J. Crew	Tellabs
Blockbuster	Kaiser Foundation Health Plan	Tenet Healthcare
Blue Shield of California	Kindred Healthcare	Thomson Reuters
Burlington Northern Santa Fe	Kohl’s	Time Warner
Carlson Companies	L.L. Bean	Time Warner Cable
Catholic Healthcare West	L-3 Communications	T-Mobile USA
Choice Hotels International	Marriott International	Underwriters Laboratories
COACH	McClatchy	Union Pacific
Convergys	McDonald’s	United Airlines
Cox Enterprises	McGraw-Hill	United Parcel Service
Crown Castle	Media General	United Rentals
CSX	Motorola	United States Cellular
Day & Zimmermann	Neoris USA	United Water
Delta Air Lines	New York Times	University of Texas –M.D. Anderson Cancer Center
Deluxe	Nokia	Verizon
Discovery Communications	Norfolk Southern	Viacom
Equifax	Office Depot	Walt Disney
E.W. Scripps	Parsons	Waste Management
Gap	PetSmart	Wellcare Health Plans
Getty Images	Phillips-Van Heusen	Wellpoint
Google	Providence Health & Services	Wendy’s/Arby’s Group
GXS	QUALCOMM	Wyndham Worldwide
Harris Enterprises	Quest Diagnostics	Yahoo!
Harry Winston Diamond Corporation	Qwest Communications	Yum! Brands
HBO	Reed Elsevier	Zale
HCA Healthcare	R.R. Donnelley
Health Net	Ryder System

ANNUAL MEETING OF SHAREHOLDERS OF

THE BRINK’S COMPANY

May 4, 2012

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIAL:

The Brink’s Company’s 2012 proxy statement and 2011 annual report to shareholders are available at

http://www.brinks.com/py/2012ProxyStatement.pdf and http://www.brinks.com/ar/2011AnnualReport.pdf.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

  Please detach along perforated line and mail in the envelope provided.

¢ 20403030000000000000 8	050412

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

The Board of Directors recommends a vote FOR the listed nominees.
1. Elect one director for a term expiring in 2014 and three directors for a term expiring in 2015:			The Board of Directors recommends a vote FOR the following proposals.
		WITHHOLD AUTHORITY:		FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES	O Reginald D. Hedgebeth (two-year term) O Betty C. Alewine (three-year term)	2. Approve a non-binding advisory resolution relating to named executive officer compensation.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O Michael J. Herling (three-year term) O Thomas C. Schievelbein (three-year term)		FOR	AGAINST	ABSTAIN
☐	FOR ALL EXCEPT (See instructions below)		3. Approve the Audit and Ethics Committee’s selection of KPMG LLP as the independent registered public accounting firm to audit the accounts of the Company and its subsidiaries for 2012.	☐	☐	☐

The undersigned hereby authorizes the Company’s designated proxies to vote, in their discretion, on such other business and matters incident to the conduct of the meeting as may come before the meeting.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢

Note:      Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

            ¢

THE BRINK’S COMPANY

Proxy Card Solicited on Behalf of the Board of Directors

for Annual Meeting of Shareholders, May 4, 2012

The undersigned hereby appoints Joseph W. Dziedzic, Frank T. Lennon and McAlister C. Marshall, II and each of them as proxy, with full power of substitution, to vote all shares of common stock of the undersigned in The Brink’s Company at the Annual Meeting of Shareholders to be held on May 4, 2012, at 10:00 a.m., Eastern Daylight Time, and at any and all adjournments or postponements thereof, on all matters coming before the meeting. The proxies will vote: (1) as the undersigned specifies on the back of this card; (2) as the Board of Directors recommends where the undersigned does not specify a vote on a matter listed on the back of this card; and (3) as the proxies decide on any other matter.

If registrations are not identical, you may receive more than one set of proxy materials. Please complete and return all cards you receive. If you wish to vote or direct a vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote or direct a vote on items individually, please also mark the appropriate boxes on the back of this card.

(Continued and to be signed on the reverse side)

¢	14475 ¢